Execution Version

Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

AMONG

LEXMARK INTERNATIONAL TECHNOLOGY, S.A.,
LEXMARK INTERNATIONAL (ASIA) S.A.R.L.

AND

THE SHAREHOLDERS OF
BDGB ENTERPRISE SOFTWARE (LUX), S.C.A.
AND
BDGB ENTERPRISE SOFTWARE GP S.À R.L.

February 29, 2012

TABLE OF CONTENTS

SCHEDULES

Schedule X	Key Employees
Schedule Y	Knowledge Persons
Schedule Z	Certain Permitted Liens
Schedule 2(a)	Purchase Price Allocation
Schedule 2(c)(i)	Payments to Sellers
Schedule 2(c)(ii)	Payments to Optionholders
Schedule 2(c)(v)	Indebtedness Amounts
Schedule 4(a)	Directors and Officers
Schedule 4(b)(i)	Ownership of Securities
Schedule 4(c)	Non-Contravention
Schedule 4(f)	Financial Statements
Schedule 4(g)	Events Subsequent to December 31, 2011
Schedule 4(h)	Undisclosed Liabilities
Schedule 4(i)	Indebtedness
Schedule 4(j)	Legal Compliance
Schedule 4(k)(i)	Tax Returns Not Filed
Schedule 4(k)(ii)	Tax Returns for Periods Ended On or After December 31, 2011
Schedule 4(k)(iv)	Tax Allocation or Sharing Agreements; Tax Rulings
Schedule 4(k)(v)	Disputed or Outstanding Taxes
Schedule 4(k)(vii)	Tax Extensions
Schedule 4(k)(xi)	Joint Venture or Partnership Interests
Schedule4(k)(xvii)	Value Added Tax Compliance
Schedule 4(l)(ii)	Leased Real Property
Schedule 4(m)(i)	Proprietary Rights - Applications and Registrations
Schedule 4(m)(ii)	Proprietary Rights - Agreements with Third Parties
Schedule 4(m)(iii)	Proprietary Rights - Pending Claims
Schedule 4(m)(vi)	Proprietary Rights - Transfers
Schedule 4(m)(vii)	Proprietary Rights - Exclusive Rights to Third Parties
Schedule 4(m)(ix)	Proprietary Rights - Open Source Materials
Schedule 4(n)(i)	Material Contracts
Schedule 4(n)(ii)	Breaches Under Material Contracts
Schedule 4(p)	Litigation
Schedule 4(q)	Employees

Schedule 4(r)(i)	Employee Benefit Plans
Schedule 4(r)(i)(C)	Employee Benefit Plan Contributions
Schedule 4(r)(i)(D)	Employee Benefit Plan Tax Matters
Schedule 4(r)(i)(F)	Employee Benefit Plan Modifications
Schedule 4(r)(iii)	Nonqualified Deferred Compensation Plans
Schedule 4(t)	Certain Business Relationships with Company
Schedule 4(u)	Customers
Schedule 4(v)(1)	Insurance Policies
Schedule 4(v)(2)	Insurance Claims
Schedule 4(w)	Product Warranty
Schedule 4(bb)	Bank Accounts

EXHIBITS

Exhibit A                                           Form of Escrow Agreement

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into as of February 29, 2012, by and among Lexmark International Technology, S.A., a Switzerland joint stock company (“LITSA”), Lexmark International Asia, S.a.r.l., a Switzerland private limited company (“LIA” and together with LITSA, “Buyer”), and the shareholders of BDGB Enterprise Software (LUX), S.C.A. and BDGB Enterprise Software GP S.à r.l. set forth on the signature pages hereto (each a Seller and collectively, “Sellers”).  Buyer and Sellers are referred to collectively herein as the “Parties.”

WHEREAS, Sellers in the aggregate own all of the outstanding Limited Shares of BDGB Enterprise Software (LUX), S.C.A., a Luxembourg limited partnership, a partnership limited by shares (société en commandite par actions), with registered office at 412F, route d’Esch, L-1030 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 114507 (“Target”).  The general manager (associé commandité) of Target is BDGB Enterprise Software GP S.à r.l., a private limited liability company (société à responsabilité limitée) with registered office at 412F, route d’Esch, L-1030 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B157884 (“GP”).  Vista Equity Fund II L.P. owns all of the outstanding shares of GP (the “GP Shares”).  GP owns all of the outstanding Unlimited Shares of Target.

WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding Securities of Target and GP, as set forth further herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Section 1. Definitions.  In addition to all other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

“Adverse Consequences” means damages, penalties, fines, costs, obligations, losses, expenses, liabilities actually incurred, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” has the meaning set forth in the preface above.

“Arbitrator” has the meaning set forth in Section 5(c)(iv) below.

“Basket” has the meaning set forth in Section 6(b)(iv) below.

“Business” means the business of the provision of intelligent data capture and enterprise search and retrieval technologies.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnified Parties” has the meaning set forth in Section 6(b)(i) below.

“Buyer Returns” has the meaning set forth in Section 5(c)(iv) below.

“Buyer’s Indemnifiable Obligations” has the meaning set forth in Section 6(b)(ii) below.

“Cap” has the meaning set forth in Section 6(b)(iii) below.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Claim Notice” has the meaning set forth in Section 6(c)(i) below.

“Closing” has the meaning set forth in Section 2(d) below.

“Closing Date” has the meaning set forth in Section 2(d) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means GP, Target and the Company Subsidiaries.

“Company Employees” has the meaning set forth in Section 5(d)(ii) below.

“Company Equity Plan” means a plan, program or agreement pursuant to which Company Options have been granted and remain outstanding.

“Company Option” means an option exercisable for Limited Shares.

“Company Subsidiaries” means Brainware, Inc. a Virginia corporation, Brainware Technology GmbH, a German company with limited liability, and BDGB Enterprise Software Sarl, a Swiss private limited liability company.

“Contract” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding that is legally binding, in each case as amended and supplemented from time to time.

“CPECs” means the issued and outstanding convertible preferred equity certificates of Target.

“CPEC Register” means the register of CPECs held by Target at its registered office where the name, address, date of subscription and each other movement over the CPECs are stated in accordance with Luxembourg Law.

“Dispute” has the meaning set forth in Section 7(i)(i) below.

“D&O Claim” has the meaning set forth in Section 5(e)(i) below.

“D&O Insurance” has the meaning set forth in Section 5(e)(i) below.

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA and any stock purchase, stock option, severance, retention, change-in-control, fringe benefit, termination, supplemental retirement, collective bargaining, bonus, performance awards, incentive, deferred compensation and any and all other employee benefit plans, agreements, programs, policies or other arrangements relating to the employees of Company or any ERISA Affiliate, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future as a result of the transactions contemplated in this Agreement or otherwise), sponsored, maintained or participated in by Company or any ERISA Affiliate or to which Company or any ERISA Affiliate contribute (or have an obligation to contribute) on behalf of their current or former employees (or their beneficiaries or dependents) and all employee benefit plans previously sponsored or contributed to on behalf of their employees within the last five years.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Company for purposes of Code §414.

“Escrow Agent” means JP Morgan Chase Bank, National Association

“Escrow Agreement” means the escrow agreement in the form substantially as set forth on Exhibit A.

“Escrow Amount” means $11,250,000.

“Escrow Claim Notice” has the meaning set forth in Section 6(d)(i) below.

“Escrow Fund” means the Escrow Amount, together with all accumulated interest and earnings thereon.

“Fees Notice” has the meaning set forth in Section 6(d)(iii) below.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statements” has the meaning set forth in Section 4(f) below.

“Fundamental Representations” has the meaning set forth in Section 6(b)(iii) below.

“GAAP” means U.S. generally accepted accounting principles as in effect at the time to which the related reference to such principles pertains.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

“GP” has the meaning set forth in the preface above.

“GP Shares” has the meaning set forth in the preface above.

“Indemnified Party” has the meaning set forth in Section 6(c)(i) below.

“Indebtedness” means, at any particular time, all of the obligations of Company which, in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, would be classified as indebtedness upon a balance sheet included in the Financial Statements, if prepared at such time, including any footnotes in the Financial Statements; provided, however, that the term “Indebtedness” shall not include the CPECs (including any related yield component) or any intercompany debt among any of the GP, the Target or the Company Subsidiaries.

“Indemnifying Party” has the meaning set forth in Section 6(c)(i) below.

“Interest Notice” has the meaning set forth in Section 6(d)(iv) below.

“Key Employee” means an employee of Company designated by Sellers as eligible to enter into a restricted stock unit agreement, each of whom is set forth on Schedule X.

“Knowledge” means the actual knowledge of the individuals set forth on Schedule Y.

“Laws” means any statute, law, ordinance, regulation, order or rule of any Governmental Authority, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.

“Leased Real Property” means all leasehold or subleasehold estates held by the Target or one of the Company Subsidiaries and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the Business.

“Leases” means all legally binding written leases, subleases, licenses, concessions and other such agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Target or one of the Company Subsidiaries holds any Leased Real Property.

“LIA” has the meaning set forth in the preface above.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Limited Shares” means all of the issued and outstanding limited shares (actions de commanditaire) of Target.

“LITSA” has the meaning set forth in the preface above.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, operations, or properties of Company, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby, other than to the extent of any effects or changes resulting from (a) changes in general economic, financial market or geopolitical conditions except to the extent that such changes affect Company, taken as a whole, in a manner disproportionate to the effect of companies in its industry generally, (b) the announcement of this Agreement or the transactions contemplated hereby or the performance of any of the foregoing (including any loss of employees, any cancellation of or delay in customer orders, any litigation or any disruptions in supplier, distributor, partner of similar relationships), (c) changes in Law or other binding directives issued by any Governmental Authority, (d) any outbreak or escalation of hostilities or war or any act of terrorism or any other national or international disaster or calamity except to the extent that such changes affect Company, taken as a whole, in a manner disproportionate to the effect of companies in its industry generally and (e) changes in GAAP.

“Material Contract” has the meaning set forth in Section 4(n)(i) below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 4(f) below.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Open Source Materials” has the meaning set forth in Section 4(m)(ix) below.

“Optionholder” means a holder of an issued Company Option immediately before the Closing.

“Optionholder Acknowledgment” means the acknowledgment, in such form as is reasonably acceptable to Buyer, pursuant to which an Optionholder acknowledges the termination of all rights, obligations and privileges arising under any Company Option in exchange for his, her, or its receipt of the Optionholder Payment, if any, in an amount equal to the net amount, less applicable wage and withholding Taxes, that such Optionholder would have been entitled in the event that the Optionholder would have exercised his, her or its Company Options immediately prior to the Closing and sold those Shares received as a result of such exercise for the consideration provided pursuant to this Agreement at Closing.

“Optionholder Payment” means payments to be made to the Optionholders in accordance with Section 2(c)(ii) below, in the aggregate amount of $13,870,944.68 (which amount is net of the Optionholders’ aggregate portion of the Escrow Amount, the Sellers’ Representative Account and the payment of certain Company Indebtedness and expenses of Sellers as set forth in Section 2(c)(v)).

“Ordinary Course of Business” means the ordinary course of business of a Person consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” has the meaning set forth in Section 4(a)(ii) below.

“Party” and “Parties” have the meaning set forth in the preface above.

“Paying Agent” means LITSA.

“Permits” means all material governmental authorizations, licenses, permits, registrations, certificates, consents, accreditations and approvals that are held or owned by or are otherwise issued to Company that are necessary or required for Company to operate and conduct the Business.

“Permitted Liens” means (a) Liens for taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings for which adequate reserves have been established on the financial statements of Company, (b) purchase money liens and Liens securing rental payments under capital lease arrangements, (c) workers’, carriers’ and mechanics’ or other like Liens securing amounts which are not overdue, (d) zoning, building and land use Laws, ordinances, orders, decrees, restrictions and conditions imposed by any Governmental Authority, (e) transfer restrictions under applicable securities laws, (f) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, that do not materially and adversely affect the occupancy, use and value of the affected assets and (g) the Liens set forth on Schedule Z.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Post-Closing Dispute” has the meaning set forth in Section 7(j) below.

“Pre-Closing Tax Period” has the meaning set forth in Section 5(c)(ii) below.

“Pre-Closing Tax Statement” has the meaning set forth in Section 5(c)(iv) below.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Proprietary Rights” means any and all industrial and intellectual property and proprietary rights of any nature or kind, whether protected, created, or arising under any applicable Law, and all worldwide common law, statutory, and other rights in, arising out of, or associated therewith, including the following: all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, social media identifiers, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Registered Proprietary Rights” has the meaning set forth in Section 4(m)(i) below.

“Registers” means the Share Register and the CPECs Register.

“Reportable Event” has the meaning set forth in ERISA §4043.

“Representatives” has the meaning set forth in Section 4(y) below.

“Securities” means all of the Shares and all of the CPECs.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” and “Sellers” have the meaning set forth in the preface above.

“Seller Indemnified Parties” has the meaning set forth in Section 6(b)(ii) below.

“Seller Purchase Price” has the meaning set forth in Section 2(b) below.

“Sellers’ Indemnifiable Obligations” has the meaning set forth in Section 6(b)(i) below.

“Sellers’ Representative” has the meaning set forth in Section 6(e)(i) below.

“Sellers’ Representative Account” means an amount equal to $250,000 for use by the Sellers’ Representative in the performance of its duties in accordance with Section 6(e) below.

“Sellers’ Returns” has the meaning set forth in Section 5(c)(iii) below.

“Shares” means all of the Limited Shares, Unlimited Shares and GP Shares.

“Share Register” means the register of shares held by each of GP and Target at their respective registered offices where the name, address, date of subscription and each other movement over the Shares are stated in accordance with Luxembourg Law.

“Straddle Period” has the meaning set forth in Section 5(c)(v) below.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Target” has the meaning set forth in the preface above.

 “Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental

(including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Claim” has the meaning set forth in Section 5(c)(ii) below.

“Tax Indemnified Party” has the meaning set forth in Section 5(c)(vii) below.

“Tax Indemnifying Party” has the meaning set forth in Section 5(c)(vii) below.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 6(c)(i) below.

“Unaudited Financial Statements” has the meaning set forth in Section 4(f) below.

“Unlimited Shares” means all of the unlimited shares (actions de commandité) of Target.

“VAT” has the meaning set forth in Section 4(k)(xvii) below.

“WARN Act” has the meaning set forth in Section 4(q) below.

Section 2.  Purchase and Sale of Securities.

(a)  Purchase of Securities; Consideration.  At the Closing, (i) any Seller holding GP Shares shall sell all of the GP Shares to LIA, and (ii) Sellers shall sell all of the other Securities (other than the Unlimited Shares) (A) 99% to LITSA, and (B) 1% to LIA, and LITSA and LIA shall acquire all such Securities such that immediately after the Closing, Buyer shall own all of the equity securities of Target and GP, free and clear of all Liens, other than Permitted Liens.  The Purchase Price shall be allocated among the Securities as set forth on Schedule 2(a).

(b)  Purchase Price.  The purchase price for the Securities shall be One Hundred Forty-Eight Million and One Hundred Fifty-Four Thousand Dollars ($148,154,000) (the “Purchase Price”), less (i) the amount of the Optionholder Payment,  and (ii) the payment of certain Company Indebtedness and expenses of Sellers as set forth in Section 2(c)(v) below (net of the portion reflected in the calculation of the Optionholder Payment)(as adjusted, the “Seller Purchase Price”).

(c)  Closing Payments.  At the Closing, Buyer shall pay or hold the Purchase Price as follows:

(i)  Buyer shall pay the Seller Purchase Price, less the Escrow Amount (net of the portion of the Escrow Amount reflected in the calculation of the Optionholder Payment) and less the amount of the Sellers’ Representative Account (net of the portion of the Sellers’ Representative Account reflected in the calculation of the Optionholder Payment), to the Sellers in such amounts as are set forth beside each Seller’s name on Schedule 2(c)(i);

(ii)  Paying Agent shall hold the Optionholder Payment in trust to be further distributed to the Optionholders as set forth on Schedule 2(c)(ii);

(iii)  Buyer shall pay the amount of the Sellers’ Representative Account to an account designated by the Sellers’ Representative in accordance with below Section 6(e);

(iv)  Buyer shall pay the Escrow Amount to the Escrow Agent in order to partially secure the indemnification obligations of Sellers under Section 6(b)(i) hereof; and

(v)  Buyer shall pay (A) any related party Indebtedness set forth on Schedule 2(c)(v), and (B) any fees, expenses or other similar liabilities incurred by Company prior to the Closing Date on behalf of the Sellers with respect to the preparation, negotiation, and/or execution of this Agreement and the other documents and transactions contemplated hereby and thereby.

(d)  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date of this Agreement or at such other time as the Parties may mutually agree.  The date on which the Closing occurs is referred to herein as the “Closing Date”.  The Closing shall take place remotely by electronic or facsimile transmissions (with originals promptly to follow), in either case, commencing at 9:00 A.M., United States Eastern Standard Time on the Closing Date, or at such other time or such other manner as the Parties may mutually agree.

(e)  Deliveries at Closing.

(i) At the Closing, Sellers will deliver to Buyer the following:

(A)  a certificate issued by the appropriate Government Authorities attesting to GP, Target and each Company Subsidiary’s good standing (or other equivalent designation, such as a certificat de non inscription d’une decision judiciaire) under applicable Laws;

(B)  evidence reasonably satisfactory to Buyer of the receipt by Company of all monies owed to Company by Sellers (if any);

(C)  [Intentionally Deleted];

(D)  resignations, effective as of 23:59 Eastern Standard Time on the Closing Date, of the directors of GP, Target (other than GP as manager of Target), and each Company Subsidiary, unless otherwise specified in writing by Buyer;

(E)       the Escrow Agreement executed by Escrow Agent and the Seller’s Agent;

(F)  Optionholder Acknowledgments for each of the Optionholders; however, notwithstanding anything to the contrary in this Agreement, such Optionholder Acknowledgements may be delivered after the Closing provided that all such Optionholder Acknowledgements, or other written confirmation of the cessation of rights of all Optionholders with respect to any Company Option under a Company Equity Plan, are delivered within seven (7) days following the Closing Date; and

(G)  a true certified copy of the Registers where registration of the transfer of ownership over the Securities is duly made and demonstrate satisfactorily the ownership of Buyer over the Securities (other than the Unlimited Shares).

(ii)  At the Closing, Buyer will deliver to Sellers the following:

(A) a certificate issued by the appropriate Government Authorities attesting to Buyer’s good standing (or other equivalent designation) under applicable Laws;

(B) the Escrow Agreement executed by Escrow Agent and Buyer; and

(C) the Closing payments set forth in Section 2(c) above.

Section 3.  Representations and Warranties Concerning Transaction.

(a)  Sellers’ Representations and Warranties.  Each Seller represents and warrants to Buyer as of the Closing Date as follows with respect to himself, herself, or itself.

(i)  Authorization of Transaction.  Seller has the requisite power and authority to execute and deliver this Agreement and to perform each of his, her or its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, subject, however, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability now or hereafter in effect relating to or affecting creditors’ rights or to general principles of equity, regardless of whether such enforceability is considered at equity or at law.  Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(ii) Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) result in a material violation of any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of Seller’s assets are subject, or (C) result in the imposition or creation of a Lien, other than a Permitted Lien, upon or with respect to the Securities owned by Seller.

(iii) Brokers’ Fees.  Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(iv)  Securities.  Seller holds of record and has legal and beneficial ownership over the number of Securities set forth next to his, her, or its name in Schedule 4(b)(i) and as reflected in the Registers, free and clear of any right of usufruct (usufruit), restrictions on transfer, taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, other than Permitted Liens.  Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of all or any part of his, her or its Securities.  Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of his, her or its Securities.

(v)     Certain Proceedings.  There are no actions, suits or proceedings, pending or, to the knowledge of Seller, threatened, before any Governmental Authority against Seller that challenges or that could be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

(b)  Buyer’s Representations and Warranties.  Buyer represents and warrants to Sellers as of the Closing Date as follows:

(i)  Organization of Buyer.  LITSA is a joint stock company duly organized, validly existing, and in good standing under the laws of Switzerland.  LIA is a private limited company duly organized, validly existing and in good standing under the laws of Switzerland.

(ii)  Authorization of Transaction.  Buyer has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject, however, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability now or hereafter in effect relating to or affecting creditors’ rights or to general principles of equity, regardless of whether such enforceability is considered at equity or at law.  Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii)  Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) result in a material violation of any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority or any provision of its Governing Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv)  Brokers’ Fees.  Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than to Goldman Sachs.

(v)  Certain Proceedings.  There are no actions, suits or proceedings, pending or, to the knowledge of Buyer, threatened, before any Governmental Authority against Buyer that challenges or that could be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

(vi)  Due Diligence Review.  Buyer acknowledges that except for the specific representations and warranties made by the Sellers and the Company in Sections 3(a) and 4 hereof, it is not relying upon any representation or warranty of the Sellers or the Company or any Affiliate thereof or any officer, director, employee, agent or advisor, or any of them, nor upon the accuracy of any record, projection or statement made available or given to Buyer in the performance of such investigation.

Section 4.  Representations and Warranties Concerning Company and GP.  Except as set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”), Company represents and warrants to Buyer as of the Closing Date as follows:

(a)    Organization, Qualification, and Company Power.

(i)  Target is organized as a société en commandite par actions, in accordance with Article 102 and followings of the law of 10 August 1915 as amended governing commercial companies in Luxembourg and GP is organized as a société à responsabilité limitée, in accordance with Article 179 and followings of the law of 10 August 1915 as amended governing commercial companies in Luxembourg.

(ii)  Company has made available to Buyer correct and complete copies of the organizational documents of Target, GP and each of Company Subsidiaries, including, as applicable, the articles of association or incorporation, any bylaws, regulations, partnership agreements, operating agreements, or other governance documents, each as amended (the “Organizational Documents”).  All statutory books and registers of GP, Target and each of Company Subsidiaries have been properly kept in all material respects, no written notice or allegation that any of them is incorrect or should be rectified has been received and no application for the rectification of the any of the statutory books and registers, including the register of members, of GP, Target or any of Company Subsidiaries is outstanding or, to the Knowledge of Company, threatened.  None of GP, Target or any of Company Subsidiaries are in material default under or in material violation of any provision of its Organizational Documents.

(iii)  Target, GP and each of Company Subsidiaries have the requisite corporate power and authority and all Permits necessary to carry on the Business as currently conducted, and to own and use the properties owned and used by it.  Schedule 4(a) lists the directors and officers of Target, GP and each of Company Subsidiaries.

(iv)  Target, GP and each of Company Subsidiaries are in good standing (or such other equivalent designation) in each jurisdiction in which it conducts business or the nature of its business and operations would require qualification as a foreign entity, except when the failure to be in good standing would not be reasonably expected to have a Material Adverse Effect.

(v)  Neither GP nor Target is subject to bankruptcy (faillite) or judicial liquidation (liquidation judiciaire) or applied for the benefit of a controlled management (gestion contrôlée), moratorium of payments (sursis de paiement) and composition procedures (concordat préventif de faillite).

(b)  Capitalization.

(i)  The authorized, issued and outstanding shares of the share capital of GP and Target as of the date of this Agreement are as set forth on Schedule 4(b)(i).  The outstanding Securities are duly and validly authorized and issued, fully paid and nonassessable and are owned by the Sellers as set forth on Schedule 4(b)(i).  As of the date of this Agreement, there are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require GP or Target to issue, sell, or otherwise cause to become outstanding any of its share capital except as set forth on Schedule 4(b)(i).  As of the date of this Agreement, neither GP nor Target has outstanding any options or other rights to acquire, directly or indirectly, share capital from GP or Target respectively, and GP and Target do not have any obligation to repurchase or redeem any share capital of GP or Target, with the exception of the Company Options and the CPECs as set forth on Schedule 4(b)(i), respectively.  As of the date of this Agreement, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other rights with respect to the share capital of

GP or Target.  Except as set forth on Schedule 4(b)(i), there are no voting trusts, proxies, stockholders agreements or other agreements or understandings with respect to the Securities.

(ii)  Company Subsidiaries are all wholly-owned Subsidiaries of Target.  Other than Company Subsidiaries, there are no Subsidiaries of Target.  None of Company Subsidiaries have any Subsidiaries.

(c)  Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in a material violation of any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which Company is subject or any provision of GP, Target or any of Company Subsidiaries’ Organizational Documents, or, (ii) except as set forth on Schedule 4(c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Contract.  Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)  Brokers’ Fees.  Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)  Title to Tangible Assets.  Company has good and marketable title to, or a valid leasehold interest in, all of the tangible assets it uses in the conduct of the Business, free and clear of all Liens other than Permitted Liens.  Sellers do not own any of the tangible assets currently utilized in the Business, other than certain immaterial items of personal property of Sellers who are also employees that may be used in Company offices.

(f)  Financial Statements.  Company has made available to Buyer the following financial statements (collectively the “Financial Statements”): unaudited consolidated balance sheets and statements of operations, stockholders’ deficits, and cash flows as of and for the fiscal years ended December 31, 2011 (the “Most Recent Fiscal Year End”) and 2010 (the “Unaudited Financial Statements”).  Except as set forth on Schedule 4(f), the Financial Statements (including the notes thereto) (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, (ii) present fairly in all material respects the financial condition of Company as of such dates and the results of operations of Company for such periods and (iii) are consistent with the books and records of Company; provided, however, that the Unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(g)  Events Subsequent to December 31, 2011.  Since December 31, 2011, there has not been any Material Adverse Change.  Without limiting the generality of the foregoing, except as set forth on Schedule 4(g), since that date:

(i)  Company has not sold, leased, licensed, offered to license, transferred, or assigned any assets, tangible or intangible, other than in the Ordinary Course of Business;

(ii)  Company has not entered into any agreement, contract, lease, or license, which involves consideration in excess of $200,000, other than in the Ordinary Course of Business;

(iii)  Company has not has accelerated, terminated, made modifications to, or canceled any Material Contract, other than in the Ordinary Course of Business;

(iv)  Company has not had any Lien or purchase money security interest imposed upon any of its assets, tangible or intangible, other than Permitted Liens or in the Ordinary Course of Business;

(v)  Company has not made any capital expenditure (or series of related capital expenditures) or committed to making any capital expenditure (or series of capital expenditures) in excess of $200,000 singly or in the aggregate;

(vi)      Company has not made any capital investment in, or any loan to, any Person, other than in the Ordinary Course of Business;

(vii)  Company has not created, incurred, assumed, or guaranteed indebtedness for borrowed money or capitalized lease obligations or letters of credit, other than in the Ordinary Course of Business;

(viii)  Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Proprietary Rights, other than in the Ordinary Course of Business;

(ix)  there has been no amendment to the Organizational Documents of Company;

(x)  Company has not issued, sold, or otherwise disposed of any of its Securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Securities;

(xi)  Company has not declared, set aside, or paid any dividend or made any distribution with respect to its Shares (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Shares;

(xii)  Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $200,000;

(xiii)  Company has not made any loan to, or entered into any other similar  transaction with, any of its directors, officers, and employees, other than in connection with the hiring of employees and the advancement and reimbursement of employee expenses in the Ordinary Course of Business;

(xiv)  Company has not (A) entered into or terminated any written employment contract or collective bargaining agreement, or (B) modified the terms of any existing such contract or agreement, other than in the Ordinary Course of Business with respect to clauses (A) and (B);

(xv)  Company has not granted any increase in the base compensation of any of its directors, officers or employees;

(xvi)  Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees, other than changes made in compensation in connection with periodic renewals of bonus or incentive plans (i.e., account executive commission plans, sales associate commission plans, sales engineer commission plans, project manager plans, technical lead plans and sales manager plans) that are renewed periodically in the Ordinary Course of Business;

(xvii)   Company has not made any other change in employment terms for any of its directors, officers, and employees;

(xviii)  Company has not materially changed or modified any of its accounting methods, policies, practices or procedures;

(xix)     Company has not delayed or postponed the payment of accounts payable or other Liabilities, other than in the Ordinary Course of Business;

(xx)          Company has not cancelled, compromised, waived or released any right, claim (or series of related rights or claims) or receivable in excess of $200,000 in the aggregate, other than in the Ordinary Course of Business;

(xxi)          Company has not entered into any legally binding commitment to undertake any of the foregoing actions.

(h)  Undisclosed Liabilities.  Except as set forth on Schedule 4(h), Company does not have any material Liability, except for (i) Liabilities set forth on the face of the Unaudited Financial Statements (rather than in any notes thereto), (ii) Liabilities that have arisen after the date of the Unaudited Financial Statements in the Ordinary Course of Business (iii) Liabilities that are not required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP, and (iv) Liabilities arising under any Material Contract or this Agreement (none of which results from, arises out of, relates to, or was caused by a breach of a Material Contract such that it would be required to be set forth on Schedule 4(n)(ii)).

(i)  Debt.  Schedule 4(i) contains a true and correct listing of all Indebtedness of Company.

(j)  Legal Compliance.  Company and GP have complied in all material respects with all applicable Laws.  Schedule 4(j) sets forth a true and correct list of all Permits and other authorizations obtained from or filed with a Governmental Authority, and except as set forth on Schedule 4(j), all such Permits are in full force and effect.  Company is in compliance with such Permits and there is no pending or, to Company’s Knowledge, threatened, revocation, cancellation, or suspension of any such Permit.

(k)  Tax Matters.

(i)  Except as set forth on Schedule 4(k)(i), Company properly prepared and timely filed all Tax Returns that it was required to file, all such Tax Returns were complete and correct in all material respects and Company has paid all Taxes whether or not shown thereon as owing.

(ii)  Schedule 4(k)(ii) lists all income Tax Returns and all material Tax Returns other than income Tax Returns filed with respect to Company for taxable periods ended on or after December 31, 2011, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Sellers has made available to Buyer correct and complete copies of all such Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company for the last three (3) years.

(iii)  Company has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency still in effect.

(iv)  Except as set forth on Schedule 4(k)(iv), (a) Company is not a party to any Tax allocation or sharing agreement and (b) neither Company nor any Person on behalf of Company has entered into a closing agreement under §7121 of the Code or any successor, predecessor or similar provision of Law, and Company is not subject to any private letter ruling or similar ruling of any Governmental Authority.

(v)  Except for such items that Company may be disputing in good faith by proceedings in compliance with applicable Law that do not exceed $20,000 and such other items described in Schedule 4(k)(v), (a) Company has paid all Taxes that have become due with respect to any Taxes for any tax year ending on or before the Closing Date or any partial tax year that includes any period prior to the Closing Date and has properly accrued on its books and records for all of the same that have not yet become due and (b) Company is not delinquent in the payment of any Tax.  All estimated income Tax payments actually made with respect to 2011, together with any proposed payments of such estimated Taxes not yet made, are itemized and set forth in Schedule 4(k)(v).

(vi)  In the last six (6) years, neither Sellers nor Company has received any notice or received any other communication from any Governmental Authority that any Tax deficiency or delinquency has been asserted against Company, which notice remains uncured as of the date hereof.  There is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of Company that has been asserted by any Governmental Authority.  Neither Sellers nor Company has received notice or received any other communication from any Governmental Authority that a Governmental Authority audit of Company is pending or that such audit is threatened.  The results of any completed audits are properly reflected in the Financial Statements in all material respects.  True and correct copies of any audit report issued within the last year regarding any Taxes have been made available to Buyer.

(vii)  There are no Liens for Taxes upon the assets of Company other than Permitted Liens.  Except as set forth on Schedule 4(k)(vii), Company has not requested or agreed to an extension of time (a) within which to file any Tax Return with respect to any taxable period for which a Tax Return has not since been filed, or (b) with any Governmental Authority with respect to any currently open limitation period during which any Tax Liability may be assessed or collected.

(viii)  All monies required to be withheld by Company and/or paid to any Governmental Authority for social security, Medicare, unemployment insurance, or any similar program, and all income, sales, excise, use or other Taxes have been collected or withheld and paid to the appropriate Governmental Authority in accordance with applicable Law.

(ix)  Neither Company nor any other Person (including Sellers) on behalf of Company has agreed to or is required to make any adjustments after the Closing Date by reason of a change in accounting method initiated by Company or Sellers prior to the Closing Date.  No Governmental Authority has proposed any such adjustment or change in accounting method, nor is any application pending with any Governmental Authority requesting permission for any changes in accounting methods that related to the Business or operations of Company.

(x)  Brainware, Inc. has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xi)  Schedule 4(k)(xi) lists any interest held by Company that are an interest in a joint venture, partnership or other arrangement that is treated as a partnership for any income Tax purposes.

(xii)  None of the assets of Company are “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168 of the Code.  Company is not a party to any “long-term contract” within the meaning of Section 460 of the Code.

(xiii)  Company has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

(xiv)  There is no contract, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment by Company of any amount that would be characterized as an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code), would not be deductible by Buyer or Company by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

(xv)  Company has not within any period for which the applicable statute of limitations has not expired been a party to a transaction or agreement that is in conflict with the applicable Tax rules on transfer pricing in any relevant jurisdiction.

(xvi)  Company has provided or otherwise made available to Buyer a complete and accurate list of all transfer pricing or similar agreements to which Company is a party or by which it is bound.

(xvii)       Except as set forth on Schedule 4(k)(xvii), Company has complied with and observed in all material respects the terms of applicable legislation with respect to any value added Taxes (“VAT”) imposed by an applicable Governmental Authority for any period for which the applicable statute of limitations has not expired in countries where Company maintains an office or employees.

(xviii)  To Company’s Knowledge, with respect to any jurisdictions that require the payment of a stamp Tax or a similar transfer Tax, Company has paid all such stamp or transfer Taxes and complied with such rules and regulations in all respects.

(1) Real Property.

(i)  Neither Target nor any of Company Subsidiaries own any real property.

(ii)  Schedule 4(l)(ii) sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document).  Except as set forth in Schedule 4(l)(ii), with respect to each of the Leases:

(A)  neither Company’s nor any of Company Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed;

(B)  no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(C)      Company does not owe any brokerage commissions or finder’s fees with respect to such Lease;

(D)  the other party to such Lease is not an affiliate of Company;

(E)  Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(F)  Company has not collaterally assigned or granted any other Lien in such Lease or any interest therein, other than Permitted Liens.

(iii)  The Leased Real Property identified in Schedule 4(l)(ii) comprises all of the real property used in the Business; and Company is not bound by any agreement to purchase any real property or interest therein.

(iv)  To the Knowledge of the Company, the utilities currently servicing the Leased Real Property are sufficient for the current use thereof.

(v)  Company has not received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Leased Real Property or any portion thereof or interest therein.

(m)  Proprietary Rights.

(i)   Schedule 4(m)(i) sets forth a correct and complete list of all United States, international and foreign patents or registrations for Proprietary Rights and pending patent applications and applications for registration of other Proprietary Rights, including domain names in each case, owned or filed by Company (“Registered Proprietary Rights”), including the owner(s) of each such item of Registered Proprietary Rights and the jurisdictions in which each such item of Registered Proprietary Rights has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made.  To the Knowledge of Company, all Registered Proprietary Rights are valid.

(ii)  Schedule 4(m)(ii) sets forth a list of all (i) agreements under which any third party has been granted a license to use any material Proprietary Rights owned by Company (other than customer Contracts entered into directly or through channel partners and marketing or distribution Contracts with channel partners entered into by Company in the Ordinary Course of Business) and (ii) agreements under which any third party has granted to Company a license to use any Proprietary Rights (other than (x) licenses of commercially available software that are not embedded by Company into its proprietary software having a royalty or other payment obligation to the third party totaling less than $100,000 and (y) licenses of commercially available software that are embedded by Company into its proprietary software that are the subject of clickwrap, shrinkwrap or similar agreements on licensor standard terms) material to the Business of Company.

(iii)  Except as set forth on Schedule 4(m)(iii), (i) there are no pending claims, actions or proceedings against Company contesting the validity or ownership of any Proprietary Rights owned by Company, and (ii) to the Knowledge of Company, no third party is infringing or misappropriating and there is no unauthorized use of any Proprietary Rights owned by Company.  Except as set forth on Schedule 4(m)(iii), in the three (3) years prior to the date hereof, Company has not brought any action, suit or proceeding for infringement or misappropriation of any Proprietary Rights owned by Company.

(iv)  Company has taken commercially reasonable steps to protect and preserve the confidentiality of its confidential or proprietary information.

(v)  Company owns or has the valid and sufficient right or license to any and all Proprietary Rights used in or necessary for the conduct of the Business of Company.

(vi)  Except as set forth on Schedule 4(m)(vi), in the three (3) years prior to the date hereof, Company has not transferred ownership of, or agreed to transfer ownership of, any registered Proprietary Rights or material unregistered Proprietary Rights to any third party.

(vii)  Except as set forth on Schedule 4(m)(vii), no Contract under which Company has granted to any third party a license to any Proprietary Rights owned by Company grants any exclusive rights thereto.

(viii)  The operation of the Business of Company, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any product or service of Company and, (ii) to the Knowledge of Company, Company’s use of any product, device or process used in the Business, has not and does not infringe or misappropriate the Proprietary Rights of any third party, and there are no pending claims, actions or proceedings against Company nor any written claims received by Company or any actions or proceedings against Company in the three (3) years prior to the date hereof regarding any of the foregoing.  Company has not received any written communication in the three (3) years prior to the date hereof that involves an offer to license or grant any other rights or immunities under any Proprietary Right of a third party that are required for the operation of the Business as it is currently conducted.

(ix)  Schedule 4(m)(ix) sets forth a correct and complete list with respect to all proprietary software of Company of all Open Source Materials that have been incorporated into or embedded into the proprietary software of Company.  Company has not (i) distributed Open Source Materials in conjunction with any material proprietary software of Company or (ii) used Open Source Materials, in such a way that, with respect to (i) or (ii), obligates Company to disclose or license such material proprietary software to any third party.  For the purposes of this provision, “Open Source Materials” means any and all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

(x)  Each current and former employee, officer, consultant and contractor of Company who is or has been involved in the development (alone or with others) of any material component of Proprietary Rights, or who has had access to any trade secrets included in any material component of Proprietary Rights owned by Company, has, to the Knowledge of Company, executed and delivered to Company proprietary information, confidentiality (including agreeing not to use or disclose any trade secrets of Company except as explicitly authorized by Company) and assignment agreements substantially in Company’s standard forms (as made available to Buyer) or with protections substantially similar to Company’s standard forms or, with respect to consultants and contractors, are otherwise bound by substantially similar requirements of professional responsibility or otherwise.  In each case in which Company has acquired ownership (or claimed or purported to acquire ownership) of any Proprietary Rights from any Person (including any employee, officer, director, consultant and contractor of Company), Company has obtained a valid and enforceable assignment (including by contract or operation of law) sufficient to irrevocably transfer ownership of and all rights with respect to such Proprietary Rights to Company to the extent permitted by applicable Law.  Company has taken commercially reasonable efforts to file or record with the U.S. Patent and Trademark Office, the U.S. Copyright Office, and any applicable Governmental Entity elsewhere, each as applicable, all assignments that are or may be required to be filed or recorded in order to be valid or effective against bona fide purchasers without notice of such assignment.

(xi)  Except for amounts that may be required to be paid to employees by Law, Company does not owe any compensation or remuneration to an employee in relation to any Company owned Proprietary Rights, including with respect to any patent that is based on an invention of, or copyright that is based on a work of, any employee.

(xii)  All of the Company owned Proprietary Rights are, to the Knowledge of Company, valid, subsisting and enforceable.

(n)  Contracts.

(i)  Schedule 4(n)(i) sets forth a list of all Contracts of the following nature by which Company is bound (each, a “Material Contract” and collectively, the “Material Contracts”):

(A)  any Contract relating to, and evidences of, Indebtedness of Company for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) in excess of Two Hundred Fifty Thousand Dollars ($250,000) or relating to any Lien on any material asset or property of Company other than Permitted Liens;

(B)  any Contract pursuant to which Company has agreed to provide funds to or make any loan, capital contribution or other investment in, or assume, guarantee or act as a surety with respect to any Liability of, any Person;

(C)  any Contract for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, Company, or for the purchase of any debt or equity security or other ownership interest of any Person;

(D)  any Contract that purports to limit, curtail or restrict the ability of Company in any material respect to compete in any geographic area or line of business, make sales to any Person in any manner, use or enforce any Proprietary Rights, or that grants the other party or any third Person “most favored nation” or similar status, or any right of first refusal, first notice or first negotiation;

(E)  any Contract pursuant to which Company is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than Company), (i) any real property or (ii) any tangible personal property and, in the case of clause (ii), that involves an aggregate future or potential Liability or receivable, as the case may be, in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(F)  any executory Contract for the sale or purchase of any real property, or for the sale or purchase of any goods or services (other than maintenance agreements with customers and license agreements with customers and business partners) in an amount in excess of Four Hundred Fifty Thousand Dollars ($450,000);

(G)  any Contract with any Seller or Affiliate of Company;

(H)  any employment, consulting or professional services Contract with any employee or other Person requiring Company to pay compensation in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum;

(I)  any reselling, sales, marketing, merchandising or distribution Contract requiring Company to make payments in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum;

(J)  any joint venture or partnership, joint development, merger, asset or share purchase or divestiture Contract relating to Company with currently outstanding rights or obligations;

(K)     any Contract with any labor union or providing for benefits under any Employee Benefit Plan;

(L)     any Contract relating to settlement of any administrative or judicial proceedings since the date two (2) years prior to the date hereof;

(M)   any Contract with a Governmental Authority with currently outstanding rights or obligations in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum;

(N)    any Contracts to which Company is a party or is otherwise bound that under its terms has a total contract value remaining and outstanding in excess of Four Hundred Fifty Thousand Dollars ($450,000) in any year during the term of such Contract;

(O)    any Contract relating to capital expenditures in excess of Two Hundred Fifty Thousand Dollars ($250,000) or the acquisition or disposition of (x) any business (whether by stock or asset purchase, merger or otherwise) or (y) any other asset not in the Ordinary Course of Business under which any party thereto has any remaining obligations; and

(P)     any Lease with payment in excess of One Hundred Thousand Dollars ($100,000) per annum.

        (ii)   Company has made available complete and correct copies of the Material Contracts to Buyer, including all modifications, amendments and supplements thereto.  Each of the Material Contracts constitutes the valid and legally binding obligation of Company and, to the Knowledge of Company, each other party thereto, enforceable in accordance with its terms (subject to any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity, regardless of whether such enforceability is considered at equity or at law), and is in full force and effect.  Except as set forth on Schedule 4(n)(ii), there is no uncured and outstanding material breach or material default under any Material Contract either by Company or, to the Knowledge of Company, by any other party thereto, no event has occurred that with the giving of notice, the lapse of time, or both would constitute a material breach or material default thereunder by Company or, to the Knowledge of Company, any other party, and Company has not received any written notice of a claim of any such material breach or material default.  Each Material Contract to which SER Solutions, Inc. or one of its Affiliates was originally a party has been duly assigned or otherwise transferred to Company.

(o)  Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Company, other than routine powers of attorney entered into with patent agents, accounting firms and payroll firms and financial institutions.

(p)  Litigation.  Schedule 4(p) sets forth each instance in which Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge (other than those of a procedural nature (e.g., scheduling orders)) or (ii) is a party to any currently pending action, suit, proceeding, hearing, or investigation of, in, or before any court, tribunal, board of enquiry, commission or any other administrative body, whether judicial or quasi-judicial.  To the Company’s Knowledge, there is no action, suit, or other proceeding threatened against Company.

(q)  Employees.  Schedule 4(q) sets forth the names (except where prohibited by law, in which case such names may be redacted), the rates of compensation (and the portions thereof attributable to salary and bonuses, respectively) and locations of all current employees of Company. No Key Employee or group of employees has notified Company of any plans to terminate employment with Company.  Except as set forth in Schedule 4(q), (i) Company is not a party to any collective bargaining agreement and does not have any relationship with any labor organization, (ii) Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices, the employment of labor, and has not engaged in any unfair labor practice or unlawful employment practice, and there are no pending or, to Company’s Knowledge, unremedied grievances or unfair labor practices or other employment-related claims against Company, (iii) there is no labor strike, slowdown or work stoppage relating to Company pending or, to Company’s Knowledge, threatened against Company, (iv) Company has not experienced any work stoppages or been a party to any proceedings before the National Labor Relations Board or other Governmental Authority involving any issues for the three (3) years prior to the date hereof or been a party to any arbitration proceeding arising out of or under collective bargaining agreements for the three (3) years prior to the date hereof, (v) Company has not received written notice of any employment-related charge or complaint against Company before the Equal Employment Opportunity Commission or the Department of Labor or any other Governmental Authority, and (vi) Company has not implemented any “plant closing” or “mass lay-off” (as such terms are defined in the Worker Adjustment and Retraining Notification Act, the “WARN Act”) of employees that could implicate the WARN Act or similar state, local or foreign laws or regulations.

(r)      Employee Benefits.

       (i)    Schedule 4(r)(i) contains a complete and accurate list of all Employee Benefit Plans sponsored, maintained or participated in by Company or any ERISA Affiliate, or to which Company or any ERISA Affiliate is contributing or has contributed (or has or had any obligation to contribute), on behalf of the current or former employees (or their beneficiaries or dependents) within the last five (5) years.  Subject to the requirements of the Code, ERISA and other applicable Law, each of the Employee Benefit Plans can be terminated or amended at will by Company or an ERISA Affiliate with no penalty, acceleration of vesting (other than as required by Section 411(d)(3) of the Code in connection with a termination or partial termination of any plan intended to qualify under Section 401(a) of the Code) or required payment (other than usual and customary expenses and, where applicable, payment of benefits associated with the termination of benefit plans).

(A)  Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B)  All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.

(C)  Except as set forth on Schedule 4(r)(i)(C), all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the applicable time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan, or have otherwise been made without penalty, and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Company or an ERISA Affiliate, as applicable.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D)  Except as set forth on Schedule 4(r)(i)(D), each Employee Benefit Plan intended to qualify under Section 401(a) of the Code is and, since its inception, has, to Company’s Knowledge, been so qualified and: (A) has received a favorable determination letter from the Internal Revenue Service stating that the plan meets the requirements of the Code; (B) operates as a prototype or volume submitter plan with respect to which none of the circumstances which would require it to obtain a favorable determination letter is applicable; (C) is operating within the remedial amendment period and may still obtain a favorable determination letter from the Internal Revenue Service; or (D) with respect to a plan that is within the remedial amendment period and has not yet obtained a favorable determination letter, to Company’s Knowledge, there exists no circumstances that would preclude the issuance of a favorable determination letter by the Internal Revenue Service; and, to Company’s Knowledge, nothing has occurred that could adversely affect the qualified status of any such Employee Benefit Plan.  No Employee Benefit Plan is funded by a trust described in Section 501(c)(9) of the Code.

          (E)      There have been no non-exempt Prohibited Transactions with respect to any Employee Benefit Plan and neither Company, any ERISA Affiliate, nor any other “disqualified person” (within the meaning of Code §4975) or any “party in interest” (within the meaning of ERISA §3(14)) has engaged in any non-exempt Prohibited Transactions with respect to any such Employee Benefit Plan that is subject to tax or penalty imposed by either Code §4975 or ERISA §502(i).  No Fiduciary of any Employee Benefit Plan has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.  No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee

Benefit Plan (other than routine claims for benefits) is pending or, to Company’s Knowledge, threatened.  Company does not have any Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.  Neither Company nor any ERISA Affiliate has any Liability, direct or indirect, to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

(F)      Company has provided or made available to Buyer (or Buyer’s counsel) copies of all plan documents, determination letters, pending determination letter applications, trust instruments, insurance contracts, administrative services contracts, annual reports and all schedules thereto, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans.  To Company’s Knowledge, no unwritten amendment exists with respect to any Employee Benefit Plan.  Except as set forth on Schedule 4(r)(i)(F), there is no plan or commitment, whether legally binding or not, to establish any new Employee Benefit Plan, or to modify or to terminate any Employee Benefit Plan (except to the extent required by law or as required by this Agreement), nor, to Company’s Knowledge, has any intention to do any of the foregoing been communicated to any employee of Company or any ERISA Affiliate.

(G)      None of the Employee Benefit Plans is subject to the requirements of Section 302 or Title IV of ERISA or Section 412 of the Code.  Neither Company nor any ERISA Affiliate is or ever has been obligated to contribute to any Multiemployer Plan, nor has Company or any ERISA Affiliate incurred any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.  Neither Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)).  No asset of Company or any ERISA Affiliate is subject to any Lien, other than Permitted Liens, under ERISA or the Code on account of an Employee Benefit Plan.

(H)      With respect to each Employee Welfare Benefit Plan, Company and all ERISA Affiliates have complied in all material respects with: (A) the applicable healthcare continuation and notice provisions of COBRA, and the applicable COBRA regulations; and (B) the applicable requirements of HIPAA and the regulations thereunder.  To Company’s Knowledge, neither Company nor any ERISA Affiliate has incurred any Liability under Sections 4980B or 4980D of the Code.

(I)       Neither Company nor any ERISA Affiliate maintains, contributes to or has an obligation to contribute to, or, to Company’s Knowledge, has any Liability that could have a Material Adverse Effect with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of Company or of any other Person other than in accordance with COBRA (and any similar state statute or foreign law with respect to each Employee Benefit Plan that is in a “group health plan” (as defined in Section 5000(b)(i) of the Code or any similar state statute or foreign law)).

                    (ii)  Except as required under applicable Law in connection with qualified plan amendments required by tax law changes, the vesting of accrued benefits under any Employee Benefit Plan intended to qualify under Section 401(a) of the Code as a result of termination of that plan or the termination of any Company Equity Plan as contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not: (i) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of Company or any ERISA Affiliate; or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Company or any ERISA Affiliate or the Buyer to amend or terminate any Employee Benefit Plan.  No amount that will be received (whether in cash or property or vesting of property), or benefit provided to, any officer, director or employee of Company or any ERISA Affiliate who is a “disqualified individual” (as such term is defined in Treasury Regulation 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect as a result of the transactions contemplated by this Agreement will be an “excess parachute payment” (as such term is defined in section 280G(b)(1) of the Code) solely as a result of the transactions contemplated by this Agreement; and no such Person is entitled to receive any additional payment from Company or any ERISA Affiliate in the event that the excise tax of Section 4999(a) of the Code is imposed on such Person.

(iii)  Schedule 4(r)(iii) lists each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Treasury Regulation Section 1.409A-1(a)(i).  Each such nonqualified deferred compensation plan (i) was operated in all material respects in compliance with Code Section 409A between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of (A) Code Section 409A or (B) guidance issued by the IRS thereunder (including IRS Notice 2005-1), to the extent applicable and effective (clauses (A) and (B), together, the “409A Authorities”), (ii) has been operated in all material respects in compliance with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009, and (iii) has been in documentary compliance in all material respects with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009.  Neither Company nor any ERISA Affiliate has any obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).

(iv)     Sellers maintain the requisite authority, and have taken or will take pursuant to Section 5(g) hereof all action necessary to exercise the requisite authority, to cancel all outstanding rights of all Optionholders in such Company Options by delivery of the Optionholder Payment following Closing.

(s)   Environmental, Health, and Safety Matters.

(i)  Company and its Affiliates are in compliance in all material respects with all Environmental, Health and Safety Requirements and with all Permits that are required pursuant to Environmental, Health and Safety Requirements for the occupation of their facilities and the operation of the Business of Company.

(ii)  During the last three (3) years, neither Company nor any of its Affiliates have received any written notice or report regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) arising under Environmental, Health and Safety Requirements.

 (t)   Certain Business Relationships with Company.  No Seller nor any of their Affiliates have been involved in any material business arrangement or relationship with Company within the past 12 months and neither Seller nor any of their Affiliates own any material asset, tangible or intangible, that is used in the Business of Company except as set forth on Schedule 4(t).

(u)      Customers.  Schedule 4(u) lists the ten largest customers of Company (measured by gross sales) for each of the two most recent fiscal years and sets forth opposite the name of each such customer or supplier the percentage of consolidated net sales attributable to such customer.  No customer listed on Schedule 4(u) has notified Company in writing that it will stop, or materially decrease the rate of, buying materials, products or services from Company.

(v)  Insurance.  Schedule 4(v)(1) contains a complete and correct list of all policies of insurance (including, as applicable, policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) maintained by Company.  All such policies are in full force and effect.  Company is not in default under any provision contained in any such insurance policy which would reasonably be expected to have a Material Adverse Effect upon the ability of Company to collect insurance proceeds under such policy.  Except as set forth on Schedule 4(v)(2), no claims exist under any insurance policy set forth on Schedule 4(v)(1).

(w)    Product Warranty.  Except as set forth on Schedule 4(w), all of the products manufactured, sold, leased, licensed or delivered by Company have conformed in all material respects with all applicable contractual commitments, and Company does not have any material Liability for replacement or repair thereof or other damages in connection therewith, other than as relates to professional services, maintenance and support provided in the Ordinary Course of Business.  All of the products manufactured, sold, leased, licensed or delivered by Company are subject to terms and conditions of sale or lease, except for modifications made based on negotiations with contracting parties or in the Ordinary Course of Business consistent with past practice.

(x)   Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of Company other than in the Ordinary Course of Business within the three (3) years preceding the date of this Agreement.

(y)  Compliance With Anti-Corruption Laws.  Neither Company nor any officer, director, employee, consultant or agent thereof acting on their respective behalf (the “Representatives”) has, directly or indirectly (as it relates to the Business), taken any action which would cause them to be in material violation of (i) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; (ii) the UK Bribery Act 2010; or (iii) any comparable applicable foreign Laws.

(z)   Data Protection.  Company has complied in all material respects with all applicable Laws and its published privacy policies and internal privacy policies and guidelines relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties who have provided information to Company).  Company has taken commercially reasonable administrative, technical and physical measures to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification, or other misuse.  To the Knowledge of Company, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any personally identifiable information maintained by or on behalf of Company; no Person (including any Governmental Authority) has made any written claim or commenced any action or proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information; and, to the Knowledge of Company, there is no reasonable basis for any such claim, proceeding or action.

       (aa)Export Control Laws.  Company has conducted its export transactions in accordance with all applicable Laws in all material respects.  Without limiting the foregoing:  (a) Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the U.S. and all other jurisdictions where such licenses or approvals are required by applicable Law, including with respect to the release of technology and software to foreign nationals in the U.S. and abroad, except where the failure to obtain such license or approval would not be reasonably expected to result in a Material Adverse Effect; (b) Company is in compliance in all material respects with the terms of such applicable export licenses or other approvals; (c) there are no pending or, to the Knowledge of Company, threatened claims against Company with respect to such export licenses or other approvals; (d) Company has established internal controls and procedures intended to ensure compliance with all applicable export control Laws; and (e) Company is in compliance in all material respects with (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and (ii) all comparable applicable foreign Laws.

(bb)    Depository and Other Accounts.  Schedule 4(bb) sets forth a true, correct and complete list of all banks and other financial institutions and depositories at which Company maintains (or causes to be maintained) deposit accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of Company are deposited from time to time.  Such Schedule 4(bb) correctly identifies the name and address of each depository, the name in which each account is held, the purpose of the account and the account number.

(cc)     Books and Records.  The minute books and similar records of Company contain true and complete records of all material actions taken at any meeting of Company, including, the holders of the Securities, directors or any committees thereof, as the case may be, and of all written consents executed in lieu of the holding of any such meeting.

(dd)    GP.  GP does not have and has not previously owned any assets other than the Unlimited Shares identified on Schedule 4(b)(i) as owned by it.  GP currently has not and has never had any liabilities, known or unknown, contingent or otherwise, other than any obligations arising under Target’s Organizational Documents.  GP currently has no, and has never had any employees, independent contractors, or Contracts.

Section 5.  Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

(a)  General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6(b) below).

(b)     Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any third-party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving Company, each of the other Parties shall reasonably cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall reasonably be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 6(b) below).  Notwithstanding the foregoing, if one of the Parties is pursuing or contesting, or if in the opinion of counsel may reasonably pursue or contest, a claim for indemnification related to such action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand described in the preceding sentence, the obligations of the preceding sentence shall not apply.

(c) Payment of Taxes.

(i)  Taxes on Securities.  Any Tax attributable to the sale or transfer of Securities shall be equally shared by Buyer and Sellers.  Sellers and Buyer agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

(ii)  Tax Indemnification.  Sellers and Company shall indemnify Buyer and hold them harmless from and against, any loss, claim, Liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Company required to be paid in accordance with applicable Tax returns and Laws for all taxable periods ending on or before the Closing Date and the portion through the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar law or regulation, and (iii) any and all Taxes of any Person (other than Company) imposed on Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing (collectively a “Tax Claim”).   Any Tax Claims by the Buyer for indemnification under this Section 5(c)(ii) shall follow the procedures for indemnification as described in Sections 6(c) and 6(d).  Any such Tax Claims shall be payable, if required to be paid in accordance with the procedures for indemnification as described in Sections 6(c) and 6(d), first out of the remaining balance of the Escrow Account.  Each Seller shall be severally (but not jointly) liable for any such Tax Claims required to be paid in accordance with this Section 5(c)(ii) in excess of the remaining balance of the Escrow Account in an amount equal to such Seller’s pro rata share, which shall be determined based on the quotient obtained by dividing the aggregate consideration payable to such Seller pursuant to Section 2(c) by the Purchase Price; provided, however, that in no event shall the amount payable by any Seller therefor exceed the proceeds actually received by such Seller in connection with the consummation of the transactions contemplated hereby.

(iii)  Sellers’ Returns.  Sellers shall timely and accurately prepare and file with the appropriate Governmental Authorities any Tax Returns with respect to the Company for taxable periods of the Company that end on or before December 31, 2011 that are due prior to the Closing Date (the “Sellers’ Returns”).  Each Seller shall be severally (but not jointly) liable for and pay, and shall indemnify each of Company and Buyer against and hold each of them harmless from the Taxes due on the Sellers’ Returns in accordance with Section 5(c)(ii) above.  In the event a Seller Return is provided to the Company for filing, Sellers shall pay to the Company an amount equal to the Taxes as shown on the Seller Return not later than two business days before the due date (including any extensions for payment) for payment of Taxes with respect to such Seller Return, and the Buyer shall cause the Company to timely file such Seller Return and pay (subject to indemnification provided in Section 5(c)(ii) above) the Tax shown as due thereon.

                                 (iv)     Buyer Returns.  The Buyer shall timely prepare and file (or cause such preparation and filing) with the appropriate Governmental Authorities any Tax Returns required to be filed by Company with respect to a taxable period beginning before or after December 31,

2011 that are due after the Closing Date other than Sellers’ Returns (the “Buyer Returns”).  If any Tax shown as due on such Buyer Return includes any Pre-Closing Taxes (as defined below) or could otherwise be reasonably expected to affect the Tax liability of Sellers (taking into account the indemnification obligations of Stockholders hereunder), the Buyer shall provide Sellers’ Representative with copies of any Buyer Returns at least 15 days prior to the due date thereof (giving effect to any extensions) (or, if required to be filed within 15 days after the Closing Date, as soon as possible following the Closing Date) accompanied by a statement (the “Pre-Closing Tax Statement”) setting forth and calculating in reasonable detail the Pre-Closing Taxes shown as due on the Buyer Return.  If the Sellers’ Representative agrees with the Buyer Return and Pre-Closing Tax Statement, the Sellers shall pay to Buyer an amount equal to the Pre-Closing Taxes as shown on the Pre-Closing Tax Statement not later than two Business Days before the due date (including any extensions) for payment of Taxes with respect to such Buyer Return.  If, within 10 days of the receipt of the Buyer Return and Pre-Closing Tax Statement, the Sellers’ Representative notifies the Buyer that it disputes the manner of preparation of the Buyer Return or the amount of Pre-Closing Taxes calculated in the Pre-Closing Tax Statement, and provides the Buyer its proposed form of Buyer Return, a statement setting forth and calculating in reasonable detail the Pre-Closing Taxes, and a written explanation of the reasons for its adjustment, then the Buyer and the Sellers’ Representative shall attempt to resolve their disagreement within the five days following Sellers’ Representative’s notification to the Buyer of such disagreement.  If the Buyer and the Sellers’ Representative are unable to resolve their disagreement, the dispute shall be submitted to a nationally recognized accounting firm that neither Buyer or the Company has used within the last two years or is otherwise mutually acceptable to Buyer and Sellers (the “Arbitrator”), whose expense shall be borne equally by the Buyer on the one hand, and Sellers on the other, for resolution within 10 days of such submission.  The decision of the Arbitrator with respect to such dispute shall be binding upon Buyer and Sellers, and Sellers shall pay to the Company an amount equal to the Pre-Closing Taxes as decided by the Arbitrator not later than two business days before the due date (including any extensions) for payment of Taxes with respect to such Buyer Return.

(v)       Straddle Period and Pre-Closing Taxes.  For purposes of this Agreement, in the case of any Taxes with respect to any Tax Return with respect to the Company for a taxable period ending after the Closing Date that includes the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes “Pre-Closing Taxes” shall (a) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) or other reasonably identifiable transaction be deemed equal to the amount that would be payable if the Tax period ended at the close of business on the date of the Closing and (b) in the case of Taxes (other than those described in clause (a)) imposed on a periodic basis with respect to the business or assets of the Target, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section shall be computed by reference to the level of such items at the close of business on the Closing Date.  The parties shall, to the extent permitted by Law, elect with the relevant Governmental Entity to treat a portion of any Straddle Period as a short Tax period ending as of the close of business on the Closing Date.

(vi)  Reimbursement.  Notwithstanding anything to the contrary, Sellers or Buyer, as the case may be, shall provide, without limitation, reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section.  Not later than 10 days prior to the payment of any said Tax (or, if required to be paid within 10 days after the Closing Date, as soon as possible following the Closing Date), the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to provide such notice will not relieve the other party from its liability hereunder.

(vii)  Tax Contest.  Any Party who receives any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to the Company which may give rise to liability of any other party hereto, shall promptly notify the other parties hereto within five business days of the receipt of such notice.  Such notice shall contain factual information describing any asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such audit, assessment or adjustment.  Failure to give such notification shall not affect the indemnification provided under this Section except to the extent the indemnifying party (the “Tax Indemnifying Party”) shall have been prejudiced as a result of such failure (except that the Tax Indemnifying Party shall not be liable for any expenses incurred during the period in which the Tax Indemnified Party (as defined below) failed to give such notice).  Thereafter, the party who is entitled to indemnification hereunder (the “Tax Indemnified Party”) shall deliver to the Tax Indemnifying Party, as promptly as possible but in no event later than ten days after the Tax Indemnified Party’s receipt thereof, copies of all relevant notices and documents (including court papers) received by the Tax Indemnified Party.  The parties each agree to consult with and to keep the other parties informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of such other parties or their affiliates (including indemnity obligations hereunder), and provide the other party with copies of all written correspondence with respect to such audit or proceeding in a timely manner.  In the case of an audit or administrative or judicial proceeding relating solely to a taxable period ending on or before the Closing Date, Sellers shall have the right, at its expense, to control the conduct of such audit or proceeding.  The Buyer shall have the right to participate in such proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such proceeding which does not affect a potential obligation of Sellers (including the Sellers’ obligation to indemnify Buyer).  If Sellers do not timely take control of such audit or proceeding, the Buyer may, at the cost and expense of Sellers, control the conduct of the audit or proceeding.  Both Buyer and Sellers shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any audit or administrative or judicial proceeding involving any Taxes with respect to any Tax Return of the Company for a Straddle Period, and no such audit or proceeding may be settled or compromised by Buyer or Sellers without the consent of both Buyer and Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(viii)  Cooperation on Tax Matters.

    (A)      Buyer, Company, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 5(c) and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Company and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Company or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(B)  Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(C)  Buyer and Sellers further agree, upon request, to provide the other Party with all information in such Party’s possession, custody or control that either Party may be required to report pursuant to Code §6043, or Code §6043A, or United States Treasury Regulations promulgated thereunder.

        (ix)   Certain Taxes and Fees.  Except as otherwise provided herein, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Sellers will, and will cause its Affiliates to, join in the execution of any Tax Returns and other documentation.

(d)  Employee Matters.

    (i)       Employees.  The parties intend that there will be a continuity of employment for all Company employees immediately following the Closing at not lower than their current compensation, benefits and responsibility levels; provided, however, that the parties do not intend to modify the employment status of any Company employees from being that of at-will employment.

    (ii)  Obligations of Buyer; Comparability of Benefits.  Buyer shall maintain, or shall cause the Company to maintain, all Employee Benefit Plans and other employment-related obligations and agreements with respect to any current or former employees of Company (“Company Employees”) without material increase to such Company Employees contribution amounts, provided, however, that nothing herein shall preclude Buyer or Company from amending, modifying, suspending or terminating any or all Employee Benefit Plans or other employment-related obligations or agreements with respect to any Company Employees in its discretion at any time, provided, further, that prior to December 31, 2012, such amendment, modification, suspension or termination shall not materially reduce in the aggregate the benefits provided to Company Employees as of immediately prior to the Closing.  Buyer shall also cause the Company to pay the incentive payments to the Company Employees as described on Schedule 4(g).  Notwithstanding the foregoing, nothing within this paragraph shall require the Buyer to maintain any Employee Benefit Plans or other employment-related obligations and agreements providing Company Employees with equity rights in either the Company, the Buyer or its Affiliates.

(iii)     Pre-Existing Limitations; Service Credit.  With respect to any Employee Benefit Plans of Buyer or its Affiliates in which Company Employees participate, after the Closing and except as otherwise provided under any restricted stock unit agreements (e.g., vesting) granted to Company Employees on or after the Closing, Buyer shall, or shall cause Company or such Affiliates to:  (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Company Employees to the extent such limitations were waived or otherwise satisfied under the comparable Employee Benefit Plans, and (ii) recognize all regular employee service of Company Employees with Company and its current and former Affiliates for purposes of eligibility to participate, vesting, form of payment and calculation of the rate of benefits (if applicable) relating to service after the Closing, but not (A) to the extent such recognition would result in duplication of benefits or (B) for purposes of benefit accrual under any defined benefit pension plan or equity plan, and only to the same extent such service would be taken into account under a comparable Employee Benefit Plan immediately prior to the Closing.

(iv)  Buyer shall be solely responsible for any Liabilities arising out of the employment or termination of employment of any Company Employees following the Closing, including lawsuits, actions, claims or proceedings and accrued obligations for salaries, wages and other compensation payable after the Closing, personal days and floating holidays and sick pay of such Company Employees and any Liabilities arising under, in connection with or in respect of the Employee Benefit Plans.

(e)   Directors and Officers Insurance and Indemnification.

(i) After the Closing, Buyer shall cause Company to continue to provide, for a period of not less than six years after the Closing, to any Person who is or was an officer or director of Target, GP or the Company Subsidiaries, officers’ and directors’ liability insurance coverage (“D&O Insurance”) with respect to all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of, (a) the fact that such Person is or was a director or officer of Target, GP or the Company Subsidiaries at any time prior to the Closing Date or (b) this Agreement or any of the transactions contemplated hereby or thereby in each case to the extent that any such D&O Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Closing Date, regardless of whether such D&O Claim is asserted or claimed prior to, at or after the Closing Date, which coverage will to the extent commercially available, be substantially similar to Target’s, GP’s or the Company Subsidiaries’ existing D&O Insurance, including (x) an overall coverage amount not less than the overall coverage amount under Target’s, GP’s or the Company Subsidiaries’ existing D&O Insurance and (y) coverage for liability under the Securities Act and Securities Exchange Act in an amount not less than the coverage amounts for such liabilities under Target’s, GP’s or the Company Subsidiaries’ existing D&O Insurance.  Notwithstanding anything to the contrary in this Agreement, Buyer may purchase a “tail” directors’ and officers’ insurance and indemnification policy under Company’s existing D&O Insurance.  Any such “tail” directors’ and officers’ insurance and indemnification policy will satisfy Buyer’s obligation under this Section 5(e)(i) to provide D&O Insurance.

(ii)  For a period of six (6) years after the Closing, Buyer shall not, and shall not permit Target, GP or the Company Subsidiaries to, amend, repeal or modify any provision in any of Target’s, GP’s or the Company Subsidiaries’ Organizational Documents relating to the exculpation or indemnification of any officers or directors, if such amendment or modification would materially and adversely affect the current (as of the date hereof) beneficiaries thereof, it being the intent of the parties hereto that the officers and directors of Target, GP and the Company Subsidiaries on the date hereof shall continue to be entitled to such exculpation and indemnification to the full extent of the Law.

(f)    Confidentiality.  Unless required by law or the rules and regulations of any securities exchange (in which case each of Buyer and Sellers shall use its reasonable best efforts to consult with the other party prior to any such disclosure as to the form and content of such disclosure) as reasonably determined by a Party’s counsel, from and after the date hereof, no press releases, announcements to the employees, customers or suppliers of the Business or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the prior consent of both Buyer and Sellers.  Sellers and Buyer agree to keep the terms of this Agreement confidential, except to the extent required by applicable law or the rules and regulations of any securities exchange, or for financial reporting purposes, as reasonably determined by such Party’s counsel and advisors, and except that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by Contract to keep the terms of this Agreement confidential).  The Confidentiality Agreement between the Sellers and Buyer dated November 10, 2011 shall remain in full force and effect pursuant to its terms.

(g)      Paying Agent.

(i)  LITSA hereby agrees to serve as Paying Agent, upon the terms and conditions set forth in this Section 5(g).

(ii)  At the Closing, LITSA, in its capacity as Paying Agent, shall hold in trust for the Optionholders the Optionholder Payment in accordance with Section 2(c)(ii) above.

(iii)  Upon receipt of the Optionholder Acknowledgments, LITSA shall make payment to such Optionholders in the amounts set forth on Schedule 2(c)(ii) (subject to any withholding obligations) by issuance of check (or direct deposit or wire transfer) in the normal payroll process of Company or, if not through the payroll process of Company, within such time that the normal payroll process of Company would have disbursed such payments after receipt of such Optionholder Acknowledgments.

(iv)  LITSA, directly or through the Company, shall distribute to each Optionholder its pro rata share of any amounts released from the Escrow Fund or the Sellers’ Representative Account for the benefit of the Optionholders.

(v)  LITSA, directly or through the Company, shall prepare and file with the appropriate Governmental Authority and Seller or Optionholder all appropriate tax information and withholding forms covering any distributions made by it pursuant to this Section 5(g).

Section 6.       Remedies for Breaches of This Agreement.

       (a)  Survival of Representations and Warranties.  All of the representations and warranties contained in Section 3(a), Section 3(b), and Section 4 above and the covenants contained in this

Agreement shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months thereafter (and thereafter to the extent a claim is made prior to such expiration with respect to any breach of such representation or warranty, covenant or other obligation until such claim is finally determined or settled); provided, that the representations and warranties contained in Sections 3(a)(i), 3(a)(iv), 3(b)(ii) and 4(a), 4(b), 4(k), 4(r), and 4(s) shall survive and continue in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations (and thereafter to the extent a claim is made prior to such expiration with respect to any breach of such representation or warranty until such claim is finally determined or settled).

(b)  Indemnification.

       (i)  By Sellers.  Subject to Section 6(a) above, Sellers hereby agree to, severally, and not jointly, indemnify and hold Buyer (following the Closing Date), and its Affiliates, attorneys, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless at all times from and against any Adverse Consequences arising from:  (A) subject to the immediately following sentence, any breach of the representations and warranties contained in Section 3(a) made by Sellers in this Agreement; (B) any breach of the representations and warranties contained in Section 4 made by Company in this Agreement and (C) any breach of the covenants or agreements made by Sellers in this Agreement (collectively the “Sellers’ Indemnifiable Obligations”).  With respect to the indemnification obligations under clauses (A) and (C) above, each Seller shall only be responsible to the extent the breach at issue related to such Seller.  With respect to the indemnification obligation under clause (B) above, each Seller shall be responsible for its pro rata share, which shall be determined based on the quotient obtained by dividing the aggregate consideration payable to such Seller pursuant to Section 2(c) by the Purchase Price.  Except as otherwise provided in this Agreement, no current or former stockholder, equity holder, director, officer, employee, affiliate or advisor of Company shall have any personal or individual liability of any nature to the Buyer Indemnified Parties with respect to any breach of any representation, warranty, covenant or obligation set forth in, or any other breach of, this Agreement; provided, however, the foregoing shall not prevent Buyer from bringing a common law action for actual fraud with intent to deceive against any Person whose own such fraud has caused Buyer to incur Adverse Consequences or limit the Adverse Consequences recoverable by Buyer in such common law action, provided that no Buyer Indemnified Parties shall be entitled to recover more than once for the same Damages.  For purposes of clarification, any and all indemnity by Sellers for Taxes of the Company with respect to a Pre-Closing Tax Period is addressed exclusively in Section 5(c)(ii) above.

               (ii)   By Buyer.  Following the Closing, Buyer, shall indemnify and hold Sellers and their Affiliates, attorneys, representative, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless at all times from and after the Closing Date against and in respect of Adverse Consequences arising from or relating to:  (A) any breach of the representations and warranties contained in Section 3(b) made by Buyer in this Agreement; and (B) any breach of any covenant and agreement made by Buyer in this Agreement (collectively the “Buyer’s Indemnifiable Obligations”).

               (iii)        Limitations of Indemnity.  In no event shall the amount payable under Section 6(b)(i) exceed $18,750,000 (the “Cap”); provided, however, that the Cap shall not be applicable for any breaches of Sections 3(a)(i), 3(a)(iv), 4(a), 4(b), 4(k), 4(r), or 4(s) (collectively, the “Fundamental Representations”).  In no event shall the amount payable by any Seller with respect to the Fundamental Representations exceed the proceeds actually received by such Seller in connection with the consummation of the transactions contemplated hereby.  The amount payable under Section 6(b)(i) for breaches of the representations and warranties in Section 4(k) is limited to Adverse Consequences arising out of a Pre-Closing Tax Period.  There shall be no limitation on any Liability to indemnify any Buyer Indemnified Party for any Adverse Consequences suffered as a result of willful misconduct or actual fraud with the intent to deceive.

(iv)   Recovery of Indemnity.  The amounts due to Buyer pursuant to Sellers’ Indemnifiable Obligations under Section 6(b)(i) shall not be payable until Buyer has suffered Adverse Consequences in excess of $350,000 in the aggregate (the “Basket”), at which point Sellers will be obligated to indemnify Buyer from and against all such Adverse Consequences suffered in excess of the Basket.  Buyer shall first recover any amounts pursuant to Sellers’ Indemnifiable Obligations from the Escrow Fund prior to seeking recovery directly from any Seller.

(v)  Determination of Damages.  For the sole purpose of determining Adverse Consequences (and not for determining whether any breach pursuant to this Section 6(b) has occurred), the determination shall be made without regard to any materiality or Material Adverse Effect qualifiers.

(vi)  WAIVER.  NOTWITHSTANDING ANYTHING IN THIS SECTION 6 TO THE CONTRARY, FOLLOWING THE CLOSING, NO PARTY OR ITS AFFILIATE SHALL BE LIABLE TO ANY BUYER INDEMNIFIED PARTY OR SELLER INDEMNIFIED PARTY FOR SPECIAL, CONSEQUENTIAL, PUNITIVE, INDIRECT, OR EXEMPLARY LOSSES OR DAMAGES, INCLUDING LOST PROFITS OR DIMINUTION IN VALUE, WHETHER OR NOT SUCH LOSSES OR DAMAGES WERE REASONABLY FORESEEABLE, OTHER THAN WITH RESPECT TO ANY SUCH LOSSES OR DAMAGES INCLUDED IN A THIRD PARTY CLAIM AS TO WHICH A PARTY IS REQUIRED TO PROVIDE INDEMNIFICATION PURSUANT TO THIS SECTION 6.

(vii)  Exclusive Remedy.  Each of the parties hereto acknowledges and agrees that from and after the Closing, the indemnification provisions in this Section 6 shall be the exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to all claims arising under or related to this Agreement or the transactions contemplated hereby (except for claims of actual fraud with intent to deceive and for Tax matters described in Section 5(c)(ii) and injunctive relief as may be necessary to enforce Section 5(f).  After the Closing Date, no Party or its Affiliates may seek the rescission of the transactions contemplated by this Agreement.

(viii)  Subrogation and Mitigation.  After any indemnification payment is made pursuant to this Section 6, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Adverse Consequences to which such payment relates.  Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.  The Indemnified Parties shall use commercially reasonable efforts to mitigate the consequences of any breach.

           (ix)          Net Recovery.  The amount of any Adverse Consequences that are subject to indemnification under this Section 6 shall be calculated net of the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements received or receivable by the Buyer Indemnified Parties in connection with such Adverse Consequences or any of the events or circumstances giving rise or otherwise related to such Adverse Consequences.  The Buyer Indemnified Parties shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Adverse Consequences to the same extent as they would be entitled to seek if such Adverse Consequences were not subject to indemnification hereunder.

(c) Procedures for Indemnification

(i)  If any Buyer Indemnified Party or Seller Indemnified Party (each an “Indemnified Party”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any action (a “Third Party Claim”) with respect to which any other Party to this Agreement (an “Indemnifying Party”) is or may be obligated to provide indemnification hereunder, the Indemnified Party shall promptly notify the Indemnifying Party in writing  of the Third Party Claim, which notice shall also set forth a detailed description of the facts and circumstances giving rise to the Third Party Claim and the aggregate dollar amount of the Adverse Consequences being claimed with respect to the Third Party Claim (the “Claim Notice”); provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Liabilities directly resulted from or were caused by such failure, or the Indemnifying Party is prejudiced thereby.

(ii)  The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice (unless the claim or action requires a response before the expiration of such thirty-day period, in which case the Indemnifying Party shall have until five (5) days before the required response date) to undertake, conduct and control, through counsel of its own choosing, and at its expense from the Escrow Fund, the settlement or defense of the Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, (ii) the Indemnifying Party shall not settle any Third Party Claim without the Indemnified Party’s consent if the settlement requires the Indemnified Party to admit wrongdoing, pay any fines or refrain from any action and (iii) if, in the written opinion of counsel to the Indemnified Party, the Indemnified Party has separate defenses from the Indemnifying Party and there is a conflict of interest between the Indemnified and Indemnifying Parties or if there is any danger of criminal Liability of the Indemnified Party, then the Indemnified Party shall be permitted to retain special counsel of its own choosing at the sole expense of the Indemnified Party.

(iii)  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice (or before the date that is five (5) days before the required response date, if the claim or action requires a response before the expiration of such thirty (30) day period) that it elects to undertake the defense of the Third Party Claim described therein, subject to the survival periods (Section 6(a)), limits on Sellers’ Indemnifiable Obligations (Section 6(b)) and other provisions set forth in this Section 6, the Indemnified Party shall have the right to contest the Third Party Claim in the exercise of its reasonable discretion at the expense of the Indemnifying Party.  Regardless of whether the Indemnifying Party is undertaking the defense of the Third Party Claim pursuant to Section 6(c)(ii) above, the Indemnified Party shall not settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld; provided that it shall not constitute an unreasonable withholding of such consent if the settlement of a Third Party Claim does not include a full, complete and irrevocable release for the benefit of the Indemnifying Party.

(iv)  Subject to Section 6(d) with respect to claims against the Escrow Fund, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.

(d)     Claims Against and Release of Escrow Funds.

(i)  For purposes of securing Sellers’ Indemnifiable Obligations, on the Closing Date, Buyer shall deposit the Escrow Amount with the Escrow Agent to be held in accordance with this Section 6(d) and the Escrow Agreement.  Upon Buyer’s determination that any Buyer Indemnified Party has suffered Adverse Consequences, Buyer shall promptly notify Sellers’ Representative and the Escrow Agent in writing, which notice shall also set forth:  (i) the specific provision alleged to have been breached by Company or Sellers; (ii) a detailed description of the facts and circumstances giving rise to the alleged breach of such provision; and (iii) the aggregate dollar amount of the Adverse Consequences being claimed with respect to the breach referred to in such notice (the “Escrow Claim Notice”).  Unless within thirty (30) days after receipt of the Escrow Claim Notice, Buyer and the Escrow Agent shall receive a written objection from Sellers’ Representative regarding the Escrow Claim Notice, the Buyer Indemnified Party shall be entitled to recover from the Escrow Fund the amount set forth in the Escrow Claim Notice, and the Escrow Agent shall distribute such amount to Buyer Indemnified Party within five (5) days thereafter.  In the event Sellers’ Representative shall timely object in writing to the Escrow Claim Notice, the Escrow Agent shall make no disbursements from the Escrow Fund relating to such Escrow Claim Notice unless and until Buyer and Sellers shall have resolved any claim set forth in a disputed Escrow Claim Notice by mutual agreement or litigation.  Buyer and Sellers agree to act in good faith to resolve any disputed Escrow Claim Notice.

(ii)    On the eighteen (18) month anniversary of the Closing Date, the Escrow Agent shall release to each of the Sellers and Paying Agent (for the benefit of the Optionholders) the balance of any remaining Escrow Fund less any amounts sufficient to satisfy any then-pending indemnification claim(s) previously and timely asserted by Buyer pursuant to wire transfer instructions delivered by each of the Sellers and Company to the Escrow Agent at such time.

(iii)     The Sellers’ Representative may withdraw funds from the Escrow Account to pay for court costs and reasonable attorney’s fees and expenses incurred in the settlement or defense of a Third Party Claim by Sellers in accordance with Section 6(c)(ii) above.  In order to withdraw such funds, Sellers’ Representative shall notify Buyer and the Escrow Agent in writing of the amount of such fees and expenses, including a detailed description of the services provided (the “Fees Notice”).  Unless within fifteen (15) days after receipt of the Fees Notice, Sellers’ Representative and the Escrow Agent shall receive a written objection from Buyer objecting to the reasonableness or applicability of the fees or expenses, the Sellers’ Representative shall be entitled to recover from the Escrow Fund the amount set forth in the Fees Notice, and the Escrow Agent shall distribute such amount to Sellers’ Representative within five (5) days thereafter.  In the event that Buyer shall timely object in writing to the reasonableness or applicability of the fees or expenses, the Escrow Agent shall make no disbursements from the Escrow Fund relating to such Fees Notice unless and until Buyer and Sellers’ Representative shall have resolved such dispute by mutual agreement or litigation.  Buyer and Sellers’ Representative agree to act in good faith to resolve any disputed Fees Notice.

        (iv)    Buyer may withdraw funds from the Escrow Account to pay for any taxes due with respect to any income allocated to it with respect to interest earned on the Escrow Fund.  In order to withdraw such funds, Buyer shall notify Sellers’ Representative and the Escrow Agent in writing of the amount of such amount necessary to pay the taxes due with respect to such interest

 (the “Interest Notice”).  Unless within fifteen (15) days after receipt of the Interest Notice, Buyer and the Escrow Agent shall receive a written objection from Sellers’ Representative objecting to the amount claimed to pay such taxes, the Escrow Agent shall distribute such amount to Buyer within five (5) days thereafter.  In the event that Sellers’ Representative shall timely object in writing to the amount sought to be withdrawn, the Escrow Agent shall make no disbursements from the Escrow Fund relating to such Interest Notice unless and until Buyer and Sellers’ Representative shall have resolved such dispute by mutual agreement or litigation.  Buyer and Sellers’ Representative agree to act in good faith to resolve any disputed Interest Notice; further, Sellers’ Representative agrees not to object to the Interest Notice so long as the payment sought by Buyer is not greater than 35% of the amount allocated by the Escrow Agent.

(e)                            Sellers’ Representative.

(i)   Vista Equity Fund II L.P. shall be constituted and appointed as representative (“Sellers’ Representative”) for and on behalf of the Sellers to give and receive notices and communications, to authorize delivery to Buyer of the cash or other property from the Escrow Fund in satisfaction of claims by Buyer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to consent or agree to any amendment to this Agreement or the Escrow Agreement and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any other Person.  No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall receive no compensation for his services.  Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers.

(ii)   Each of the Sellers irrevocably appoints the Sellers’ Representative as the agent, proxy and attorney in fact for such Seller for all purposes of this Agreement, including full power and authority on such Seller’s behalf (a) to consummate the transactions contemplated herein, (b) to pay expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (c) to disburse any funds received hereunder to such Seller and each other Seller and Optionholder, (d) to execute and deliver on behalf of such Seller any amendment or waiver hereto, (e) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (f) to negotiate, settle, compromise and otherwise handle any claims for indemnification or made pursuant this Agreement hereof, and (g) to do each and every act and exercise any and all rights which such Seller is, or Sellers collectively are, permitted or required to do or exercise under this Agreement.  The Sellers’ Representative hereby agrees to act on behalf of the Sellers, and accepts the appointment by each such Seller to act on its behalf, as provided herein.  The appointment of the Sellers’ Representative shall be coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason.  The Sellers’ Representative shall promptly notify Buyer in the event of its replacement by another Sellers’ Representative.

(iii)   The Sellers’ Representative shall not be liable for any act done or omitted hereunder as Sellers’ Representative while acting in good faith, without willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Sellers shall severally (on a pro rata basis according to their respective interests in the Escrow Fund) indemnify the Sellers’ Representative and hold it harmless against any loss, Liability or expense incurred without willful misconduct or bad faith on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.

(iv)    From and after the Closing Date, Buyer shall provide the Sellers’ Representative with reasonable access to information about the Company and the reasonable assistance of the officers and employees of Buyer and the Company for purposes of performing his duties and exercising its rights under this Agreement, provided that the Sellers’ Representative shall treat confidentially any nonpublic information he receives from Buyer regarding the Buyer or the Company (except in connection with the performance by the Sellers’ Representative of his duties or the exercise of his rights under this Agreement).

(v)     A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and the Escrow Agent and Buyer may rely upon any decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each and every Seller.

(vi)    The Sellers’ Representative’s reasonable costs and expenses incurred in connection with performing its duties under this Section 6(e) shall first be funded or reimbursed from the Sellers’ Representative Account, and if in excess of the amount of such Sellers’ Representative Account, from the Sellers and the Optionholders on a pro rata basis, which shall be determined based on the quotient obtained by dividing the aggregate consideration payable to each such Seller or Optionholder pursuant to Section 2(c) by the Purchase Price.  The Sellers’ Representative shall give each Seller and Optionholder a statement of the current balance of the Sellers’ Representative Account, including descriptions of any additions and withdrawals, upon the request of any such Seller or Optionholder (but in no event more frequently than quarterly).

Section 7.       Miscellaneous.

(a)  No Third-Party Beneficiaries.  Other than with respect to the Optionholders and except as provided in Sections 5(e) and 6, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b)  Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(c)  Disclosure Schedule.  The Disclosure Schedule is qualified by the Agreement, and shall not be construed as indicating that any item set forth herein is required to be disclosed, nor shall any disclosure be construed as an admission that such information is material with respect to Company.  The Disclosure Schedule makes specific reference to the particular section or subsection of the Agreement to which the information set forth herein relates, it being understood that any information set forth in one section of the Disclosure Schedule will be deemed to apply to each other section of the Disclosure Schedule if it is reasonably apparent that such information is applicable to such other section of the Disclosure Schedule notwithstanding the omission of a reference or cross reference thereto.

    (d)        Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder (a) to one or more of its Affiliates, (b) as security to any lender providing financing for the transactions contemplated hereby (and any replacement thereof), and (c) in connection with a sale of all or substantially all of the Business, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iii) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:
Vista Equity Fund II L.P.
c/o Vista Equity Partners
2 Prudential Plaza
180 North Stetson Avenue, Suite 4000
Chicago, IL 60601
Attention:  Christian Sowul

Elveden Overseas Limited
Oatland Finance Limited
c/o Milden International LTD
PO Box 3175
Road Town
Tortola
British Virgin Islands

Carl Mergele
James Zubok
David Mountcastle
c/o Hunton & Williams LLP
Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, VA 23219
Attention:  Randall S. Parks

Copies (that shall not constitute notice) to:
Hunton & Williams LLP

Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, VA 23219
Attention:  Randall S. Parks

Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Attention:  David A. Breach

If to Sellers’ Representative:
Vista Equity Fund II L.P.
c/o Vista Equity Partners
2 Prudential Plaza
180 North Stetson Avenue, Suite 4000
Chicago, IL 60601
Attention: Christian Sowul

Copy (that shall not constitute notice) to:
Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Attention:  David A. Breach

If to Buyer:
Lexmark International, Inc.
740 West New Circle Road
Lexington, KY 40550
Attention:  Robert Patton

Copy (that shall not constitute notice) to:
Dinsmore & Shohl LLP
255 East Fifth Street, Suite 1900
Cincinnati, OH 45202
Attention:  Susan B. Zaunbrecher, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h)    Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without regard to Delaware’s conflicts of law rules.

(i)    Jurisdiction; Waiver of Jury Trial.

 (i)       Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any dispute or controversy (“Dispute”) arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) except as otherwise provided in Section 5(c), agrees that every such Dispute shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware

(provided that, in the event that subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any Dispute arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any Dispute so brought.  The parties further agree, to the fullest extent permitted by Law, that a final and unappealable judgment against any of them in any Dispute contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(ii)   Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 7(g) shall be effective service of process for any Dispute brought against it; provided, however, that nothing contained in the foregoing clause shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

(iii)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(i)(iii).

     (j)    Conflict Waiver.  After the Closing Date, the parties agree that Buyer any its Affiliates shall not, and after the Closing shall not cause the Company to, seek to have Hunton & Williams LLP, Kirkland & Ellis LLP and DLA Piper LLP (US) disqualified from representing the Sellers, the Optionholders and their respective Affiliates (and hereby waive any conflict of interest that would otherwise exist in connection with such representation) in connection with any dispute that may arise between the Sellers and the Optionholders, on the one hand, and the Buyer, the Company or the Buyer Indemnified Parties, on the other hand, in connection with this Agreement or the transactions contemplated hereby (a “Post-Closing Dispute”); provided, that prior to undertaking such representation, Hunton & Williams LLP, Kirkland & Ellis LLP or DLA Piper LLP (US), as the case may be, shall provide a letter to Buyer, in form and substance reasonably satisfactory to Buyer, pursuant to which Hunton & Williams LLP, Kirkland & Ellis LLP or DLA Piper LLP (US) shall agree to take all steps reasonably necessary to ensure that any lawyer who is representing, has represented or is reasonably likely in the future to represent Buyer or any of their Affiliates (other than the Company prior to the Closing) shall not represent any of the Sellers or Optionholders in any Post-Closing Dispute and that appropriate and customary information screens are established between any such two sets of lawyers.

 The parties also agree that, after the Closing Date, as to all communications between or among Hunton & Williams LLP, Kirkland & Ellis LLP and DLA Piper LLP (US) and the Sellers and the Optionholders, Target, GP or the Company Subsidiaries that relate in any way to this Agreement or the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and the Optionholders and may be controlled by the Sellers and the Optionholders and shall not pass to or be claimed or disputed by Buyer or Target, GP or the Company Subsidiaries or any of their Affiliates; provided, however, that nothing herein is intended or shall be construed to constitute an agreement by the Sellers, the Optionholders, Target, GP or the Company Subsidiaries to waive any privilege of Target, GP or the Company Subsidiaries with respect to any information or communication that does not relate to any dispute under or relating to this Agreement or the transactions contemplated hereby (it being understood that any privilege of Target, GP or the Company Subsidiaries that attaches with respect to such other matters will be controlled solely by Target, GP or the Company Subsidiaries after the Closing Date).  Buyer acknowledges on behalf of itself and its Affiliates (which, for this purpose, shall be deemed after the Closing to include Target, GP ant the Company Subsidiaries) that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 7(j), including the opportunity to consult with independent counsel of its choice.

(k)   Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l)     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m)    Expenses.  Each of Buyer and Sellers will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(n)    Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

(o)    Currency.  Any reference to currency contained in this Agreement shall be interpreted to mean United States Dollars unless specifically stated otherwise on an instance by instance basis.

(p)   Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature page to immediately follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written, in as much originals as there are Parties to this Agreement.

BUYER:

LEXMARK INTERNATIONAL
TECHNOLOGY, S.A.

By: /s/ Kai Wagener
Name: Kai Wagener
Title:  GC Lexmark EMEA

LEXMARK INTERNATIONAL (ASIA)
S.A.R.L.

By: /s/ Kai Wagener
Name: Kai Wagener
Title:  GC Lexmark EMEA

SELLERS:

VISTA EQUITY FUND II L.P.

By: /s/ Robert Smith
Its General Partner

By: /s/ Robert Smith
Name: Robert Smith
Title:  Chairman and Chief Executive Officer

For and on behalf of
ELVEDEN OVERSEAS LIMITED
By its Corporate Officers

By:  /s/ Michel Frutiger/ /s/ Viviana Ferrara Soares
Name: Michel Frutiger / Viviana Ferrara Soares
Title: Director of Harston Trading Ltd. / Director of  Milden International Ltd.

For and on behalf of
OATLAND FINANCE LIMITED
By its Corporate Officers

By:  /s/ Michel Frutiger/ /s/ Viviana Ferrara Soares
Name: Michel Frutiger / Viviana Ferrara Soares
Title: Director of Harston Trading Ltd. / Director of  Milden International Ltd.

/s/ Carl Mergele
Carl Mergele

/s/ James Zubok
James Zubok

/s/ David Mountcastle
David Mountcastle

TARGET:

BDGB ENTERPRISE SOFTWARE (LUX), S.C.A.

By:  BDGB ENTERPRISE SOFTWARE GP S.À R.L.
Its General Manager

By:   /s/ Carl Mergele
Name: Carl Mergele
Title: Manager

In accordance with article 1690 Civil code and article 40 of the law of 10 August 1915 as amended governing commercial companies, the transfer of the Limited Shares and the CPECs is approved by the representative(s) of the GP, acting in their capacity as sole manager of Target, and any notification requirements with respect thereto are hereby waived.

GP:

BDGB ENTERPRISE SOFTWARE GP S.À R.L.

By:   /s/ Carl Mergele
Name: Carl Mergele
Title: Manager

In accordance with article 1690 Civil code and article 40 of the law of 10 August 1915 as amended governing commercial companies, the transfer of the GP Shares is approved by the representative(s) of the GP, and any notification requirements with respect thereto are hereby waived.

Execution Version

ESCROW AGREEMENT

THIS ESCROW AGREEMENT is entered into as of February 29, 2012, by and among Lexmark International Technology, S.A. (“Purchaser”), Vista Equity Fund II, L.P. (“Sellers’ Representative”, and together with Purchaser, sometimes referred to individually as “Party” and collectively as the “Parties”), and JPMorgan Chase Bank, NA (the “Escrow Agent”).

WHEREAS, the Parties have agreed to deposit in escrow certain funds pursuant to a certain Securities Purchase Agreement dated as of the same date hereof, by and among, Purchaser, Lexmark International (Asia), S.a.r.l., the shareholders of BDGB Enterprise Software (LUX), S.C.A. (the “Sellers”), and BDGB Enterprise Software GP SARL, dated the same date hereof (the “Purchase Agreement”) and wish such deposit to be subject to the terms and conditions set forth herein.  Capitalized terms used, but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement, although the Escrow Agent shall not have any obligation to understand or ascertain the meaning of any defined terms not defined in this Agreement.

1.           Appointment.  The Parties hereby appoint Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.           Fund.  Purchaser agrees to deposit with Escrow Agent the sum of $11,250,000 (“Escrow Deposit”).  Escrow Agent shall hold the Escrow Deposit and shall invest and reinvest the Escrow Deposit and the proceeds thereof (“Fund”) in a JPMorgan Money Market Deposit Account (“MMDA”), or a successor or similar investment offered by Escrow Agent.  MMDA have rates of compensation that may vary from time to time based upon market conditions.  The Parties recognize and agree that instructions to make any other investment (“Alternative Investment”), must be in writing and executed by an Authorized Representative (as defined in Section 3 below), and shall specify the type and identity of the investments to be purchased and/or sold.  The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.  The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction.  Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment decribed herein, and Escrow Agent shall not have any liability for any loss in an investment made pursuant to the terms of this Agreement.  Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties.  Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment.  Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of an Authorized Representative of Sellers’ Representative to give Escrow Agent instructions to invest or reinvest the Fund.  All interest or other income earned under this Agreement shall be allocated to Purchaser and reported, by Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit by Purchaser whether or not said income has been distributed during such year.  Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities.  The Parties hereby represent and warrant to the Escrow Agent that there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement.

3.
Disposition and Termination.     (a) (i) Upon Purchaser’s determination that it or any Buyer Indemnified Party (as defined in the Purchase Agreement) has suffered Adverse Consequences (as defined in the Purchase Agreement), Purchaser shall promptly notify Sellers’ Representative and the Escrow Agent in writing, which notice shall set forth:  (a) the specific provision in the Purchase Agreement alleged to have been breached; (b) a detailed description of the facts and circumstances giving rise to the alleged breach of such provision; and (c)

the aggregate dollar amount of the Adverse Consequences being claimed with respect to the breach referred to in such notice (the “Escrow Claim Notice”).  Unless by 5pm Chicago Time within thirty (30) days after the Escrow Agent’s receipt of the Escrow Claim Notice, the Escrow Agent shall receive a written objection from Sellers’ Representative regarding the Escrow Claim Notice, Purchaser shall be entitled to recover from the Fund the amount set forth in the Escrow Claim Notice, and the Escrow Agent shall distribute such amount to Purchaser within five (5) days thereafter.  In the event Sellers’ Representative shall timely object in writing to the Escrow Claim Notice, the Escrow Agent shall make no disbursements from the Fund relating to such Escrow Claim Notice unless and until Purchaser and Sellers shall have resolved any claim set forth in a disputed Escrow Claim Notice and it shall have received (x) joint written instructions executed by Purchaser and Sellers’ Representative, or (y) a final, non-appealable determination of a court of competent jurisdiction.  An Escrow Claim Notice must be provided to the Escrow Agent by 5pm Chicago Time of the Business Day prior to the Release Date (as defined below).

(ii)
On the eighteen (18) month anniversary of the Closing Date (the “Release Date”), the Escrow Agent shall release to each of the Sellers and the Paying Agent (for the benefit of Optionholders) the balance of any remaining Fund less any amounts sufficient to satisfy any then-pending indemnification claim(s) previously and timely asserted by Purchaser pursuant to wire instructions delivered by the Sellers’ Representative to the Escrow Agent at such time.

(iii)
The Sellers’ Representative may withdraw funds from the Fund to pay for court costs and reasonable attorney’s fees and expenses incurred in the settlement or defense of a Third Party Claim by Sellers in accordance with Section 6(c)(ii) of the Purchase Agreement.  In order to withdraw such funds, Sellers’ Representative shall notify Purchaser and the Escrow Agent in writing of the amount of such fees and expenses, including a detailed description of the services provided (the “Fees Notice”) and indicate such Section 3(iii) of the Agreement.  Unless by 5pm Chicago Time within fifteen (15) days after the Escrow Agent’s receipt of the Fees Notice, the Escrow Agent shall receive a written objection from Purchaser objecting to the reasonableness or applicability of the fees or expenses, the Sellers’ Representative shall be entitled to recover from the Fund the amount set forth in the Fees Notice, and the Escrow Agent shall distribute such amount to Sellers’ Representative within five (5) days thereafter.  In the event that Purchaser shall timely object in writing to the reasonableness or applicability of the fees or expenses, the Escrow Agent shall make no disbursements from the Fund relating to such Fees Notice unless and until Purchaser and Sellers shall have resolved any amounts set forth in a disputed Fees Notice and it shall have received (x) joint written instructions executed by Purchaser and Sellers’ Representative, or (y) a final, non-appealable determination of a court of competent jurisdiction.

(iv)
Purchaser may withdraw funds from the Escrow Account to pay for any taxes due with respect to any income allocated to it with respect to interest earned on the Escrow Fund.  In order to withdraw such funds, Purchaser shall notify Sellers’ Representative and the Escrow Agent in writing of the amount of such amount necessary to pay the taxes due with respect to such interest (the “Interest Notice”).  Unless by 5pm Chicago Time within fifteen (15) days after receipt of the Interest Notice, the Escrow Agent shall receive a written objection from Sellers’ Representative objecting to the amount claimed to pay such taxes, the Escrow Agent shall distribute such amount to Purchaser within five (5) days thereafter.  In the event that Sellers’ Representative shall timely object in writing to the amount sought to be withdrawn, the Escrow Agent shall make no disbursements from the Escrow Fund relating to such Interest Notice unless and until Purchaser and Sellers’ Representative shall have resolved such dispute by mutual agreement or litigation.  Purchaser and Sellers’ Representative agree to act in good faith to resolve any disputed Interest Notice; further, Sellers’ Representative agrees not to object to the Interest Notice so long as the payment sought by Purchaser is not greater than 35% of the amount allocated by the Escrow Agent.

(v)	The Escrow Agent shall follow any written instructions jointly executed by an authorized representative of the Purchaser and the Sellers’ Representative.

Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Fund, must be in writing or set forth in a Portable Document Format (“PDF”), executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth in Schedule 1 (each an “Authorized Representative”), and delivered to Escrow Agent only by confirmed facsimile or attached to an email on a Business Day only at the fax number or email address set forth in Section 8 below.  No instruction for or related to the transfer or distribution of the Fund shall be deemed delivered and effective unless Escrow Agent actually shall have received it on a Business Day by facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 8 and as evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number or email address and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Fund if delivered to any other fax number or email address, including but not limited to a valid email address of any employee of Escrow Agent. The Parties each acknowledge that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Party A and/or Party B, respectively, without a verifying call-back as set forth in Section 3(b) below:

Purchaser: Bank name:                                                                                     Sellers’ Representative:
Bank name: First Republic Bank
                  Bank Address:
                  ABA number:                                                                                     ABA number: 3210-81669
Account name:	Account Name: Vista Equity Partners III, LLC
   Account number:                                                                              Account Number:

(b) In the event any other funds transfer instructions are set forth in a permitted instruction from a Party or the Parties in accordance with Section 3(a), Escrow Agent is authorized to seek confirmation of such funds transfer instructions by a single telephone call-back to one of the Authorized Representatives, and Escrow Agent may rely upon the confirmation of anyone purporting to be that Authorized Representative. The persons and telephone numbers designated for call-backs may be changed only in a writing executed by Authorized Representatives of the applicable Party and actually received by Escrow Agent via facsimile or PDF attached to an e-mail to the fax number or e-mail address set forth in Section 8. Except as set forth in Section 3(a) above, no funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone callback.  Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Parties and confirmed by an Authorized Representative.

(c)  The Parties acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the Internet and the Parties hereby expressly assume such risks.

(d)  As used in this Section 3, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed. The Parties acknowledge that the security procedures set forth in this Section 3 are commercially reasonable. Upon delivery of the entire balance of the Fund by Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 7.

4.           Escrow Agent.  Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied.  Escrow Agent has no knowledge of,  nor any requirement to comply with, the terms and conditions of any other agreement between the Parties, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement.  Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement shall control the actions of Escrow Agent.  Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that Escrow Agent's gross negligence or willful misconduct was the cause of any direct loss to either Party.  Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.   In the event Escrow Agent receives instructions, claims or demands from any Party hereto which conflict with the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, Escrow Agent shall either (a) refrain from taking any action until it shall be given a joint written direction executed by Authorized Representatives of the Parties which eliminates such conflict or by a final court order or (b) file an action in interpleader. Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

5.           Resignation; Succession.  Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties.  Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a final court order, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate.  If prior to the effective resignation date, the Parties have failed to appoint a successor escrow agent, or to instruct the Escrow Agent to deliver the Fund to another person as provided above, at any time on or after the effective resignation date, Escrow Agent either (a) may interplead the Fund with a court of competent jurisdiction; or (b) appoint a successor escrow agent of it own choice.  Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent.  Escrow Agent shall deliver the Fund to any appointed successor escrow agent, at which time Escrow Agent’s obligations under this Agreement shall cease and terminate.  Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6.           Compensation.  The Parties agree that Buyer shall pay Escrow Agent upon execution of this Agreement the compensation for the services to be rendered hereunder as described in Schedule 2.

7.            Indemnification and Reimbursement.  Purchaser, on the one hand, and Sellers’ Representative, on the other, shall severally and not jointly indemnify, defend, hold harmless, pay or reimburse Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against one-half, with respect to the Purchaser, and one-half with respect to the Seller’s Representative, of any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”), arising out of or in connection with (a) Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction through a final order to have been caused by the gross negligence, willful misconduct, or bad faith of such Indemnitee; and (b) Escrow Agent’s following any instructions or directions, whether joint or singular, from the Parties received in accordance with this Agreement.  The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement.

8.           Notices.  All communications hereunder shall be in writing or set forth in a PDF attached to an email, and all instructions from a Party or the Parties to the Escrow Agent shall be executed by an Authorized Representative, and shall be delivered in accordance with the terms of this Agreement by facsimile, email or overnight courier only to the appropriate fax number, email address, or notice address set forth for each party as follows:

If to Purchaser:                                      Lexmark International Technology, S.A.
                     20, Route de Pré-Bois, ICC Building, Bloc A

1215 Genève, Switzerland
Attention: Kai Wagener
Tel No.: 0041 (0) 22 710 7958
Fax No. 0041 44 722 87 87
Email: kai.wagener@lexmark.com

With copies to:                             Dinsmore & Shohl LLP
255 E. Fifth Street, Suite 1900
Cincinnati, Ohio 45202
Attention: Susan B. Zaunbrecher
Tel No.: (513)977-8171
Fax No.: (513)977-8141
Email: susan.zaunbrecher@dinsmore.com

If to Sellers’ Representative:Vista Equity Fund II L.P.
c/o Vista Equity Partners
2 Prudential Plaza
180 North Stetson Avenue, Suite 4000
Chicago, IL 60601
Attention:  Christian Sowul
Phone: (512) 651-3355
Fax: (512) 651-3353

 With copies to:                            Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Attention:  David A. Breach
Phone: (415) 439-1410
Fax: (415) 439-1500

If to Escrow Agent:                      JPMorgan Chase Bank, N.A.
Escrow Services
420 West Van Buren, Mail Code IL1-0113
Chicago, IL 60606
Attention: Sonny T. Lui
Fax No.: (312) 954-0430
Email Address: mw.escrow@jpmorgan.com

9.           Compliance with Court Orders.  In the event that any of the Fund shall be attached, garnished, levied upon, or otherwise be subject to any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such orders so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that Escrow Agent obeys or complies with any such order it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such order be subsequently reversed, modified, annulled, set aside or vacated.

10.           Miscellaneous.  The provisions of this Agreement may be waived, altered, amended or supplemented only by a writing signed by the Escrow Agent and each of the Parties.  Neither this Agreement nor any right or interest hereunder may be assigned  by any Party without the prior consent of Escrow Agent and the other Party.  This Agreement shall be governed by and construed under the laws of the State of  Delaware.  Each Party and Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Illinois. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity.  Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.  No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.  This Agreement and any joint instructions from the Parties, may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. All signatures of the parties to this Agreement may be transmitted by facsimile or PDF attached to an e-mail, and such facsimile or PDF attached to an e-mail will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.  If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.  The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations.    Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Fund or this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PURCHASER	JPMORGAN CHASE BANK, NA,

By:/s/ Kai Wagener                                                                                 By: /s/ Sonny Lui
Name: Kai Wagener                                                                                 Name: Sonny Lui
Title: GC Lexmark EMEA                                                                        Title: Vice President

SELLER’S REPRESENTATIVE

VISTA EQUITY FUND II L.P.

By: /s/ Robert Smith
Its General Partner

By: /s/ Robert Smith
Name: Robert Smith
Title: Chairman and  Chief Executive Officer

SCHEDULE 1

For Purchaser:

Name	Telephone Number	Signature

1.	Kai Wagener	0041 (0) 22 710 7958	/s/ Kai Wagener

2.	__________________	__________________	____________________

3.	_________________	___________________	____________________

For Sellers’ Representative:

Name	Telephone Number	Signature

1.	Christian Sowul	(312) 229-9500	/s/ Christian Sowul

2.	_________________	____________________	____________________

3.	_________________	_____________________	_____________________

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email,  must include the signature of the Authorized Representative authorizing said funds transfer on behalf of each Party.

SCHEDULE 2

J.P. Morgan

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	…...$0
Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation.  Payable upon closing.

Administration Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$5,000
The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction.  Payable upon closing.

Extraordinary Services and Out-of Pocket Expenses
Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank's then standard rate.  Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.

Disclosure & Assumptions: Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.  Payment of the invoice is due upon receipt

The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”). MMDA have rates of compensation that may vary from time to time based upon market conditions. The Annual Administration Fee would include a supplemental charge up to 25 basis points on the escrow deposit amount if another investment option were to be chosen.

You acknowledge and agree that they are permitted by U.S. law to make up to six (6) pre-authorized withdrawals or telephonic trasnfers from an MMDA per calendar month or statement cycle or similar period. If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then  no more than three (3) of these six  (6) transfers may be made by an Item. Escrow Agent is required by U.S. law to reserve the right to require at least seven  (7) days notice prior to a withdrawal from a money market deposit account.

Compliance

Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm your identity including without limitation name, address and organizational documents (“identifying information”). You agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.